As filed with the Securities and Exchange Commission on November 1, 2006
Registration No. 333-123258

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

Idaho	Intrepid Technology & Resources, Inc. and Subsidiaries	82-0230842
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
501 West Broadway, Suite 200		501 West Broadway, Suite 200
Idaho Falls, Idaho 83402		Idaho Falls, Idaho 83402
(208) 529-5337	1040	(208) 529-5337
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
With copies to:

Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated November 1, 2006

INTREPID TECHNOLOGY & RESOURCES, INC. AND SUBSIDIARIES
108,449,745 shares of Common Stock

This Prospectus relates to the sale of up to 108,449,745 shares of Intrepid Technology & Resources, Inc. and Subsidiaries (“Intrepid”) common stock by certain persons who are stockholders of Intrepid, including Cornell Capital Partners, LP (“Cornell Capital Partners”). Please refer to “Selling Stockholders” beginning on page 14 Intrepid is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Intrepid will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (“Standby Equity Distribution Agreement”), which was entered into between Intrepid and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Intrepid. Intrepid has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Standby Equity Distribution Agreement that is more fully described below.

The shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On October 25, 2006, the last reported sale price of our common stock was $0.06 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “IESV.” These prices will fluctuate based on the demand for the shares of common stock.

One of the selling stockholders is Cornell Capital Partners, who intends to sell up to 108,236,980 shares of common stock, 84,175,085 of which are under the Standby Equity Distribution Agreement, 13,636,364 are under convertible debentures and 10,425,532 were received from Intrepid on October 13, 2004 as a one-time commitment fee in the amount of $500,000 under a now-terminated Standby Equity Distribution Agreement. Upon issuance, the 84,175,085 shares of common stock under the Standby Equity Distribution Agreement would equal 37.85% of Intrepid’s then-outstanding common stock as of the time the Standby Equity Distribution Agreement was executed.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will purchase shares of common stock from Intrepid at a purchase price equal to 94% of the market price of our common stock. Cornell Capital Partners also received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on October 13, 2004 under a now-terminated Standby Equity Distribution Agreement. The 6% discount and the $500,000 in compensation shares are underwriting discounts payable to Cornell Capital Partners. From April 20, 2005 through October 25, 2006, we received net proceeds of $3,893,614 under the Standby Equity Distribution Agreement and issued 82,203,550 shares of our common stock in connection with these advances. These shares of common stock were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258) registering an aggregate of 84,175,085 shares of our common stock to be issued under the Standby Equity Distribution Agreement, which was declared effective on May 2, 2005.

Intrepid engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 212,765 shares of Intrepid’s common stock on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 6.

The information in this prospectus is not complete and may be changed. This selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer these securities in any state where the offer or sale is not permitted.

With the exception of Cornell Capital Partners which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	5
RISK FACTORS	6
RISKS RELATED TO THIS OFFERING	11
FORWARD-LOOKING STATEMENTS	13
SELLING STOCKHOLDER	14
USE OF PROCEEDS	16
DILUTION	17
STANDBY EQUITY DISTRIBUTION AGREEMENT	18
PLAN OF DISTRIBUTION	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	23
DESCRIPTION OF BUSINESS	31
MANAGEMENT	35
SUMMARY COMPENSATION TABLE	36
PRINCIPAL STOCKHOLDERS	40
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
DESCRIPTION OF CAPITAL STOCK	46
EXPERTS	49
LEGAL MATTERS	49
AVAILABLE INFORMATION	49
FINANCIAL STATEMENTS	i

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

General

Intrepid Technology & Resources, Inc. and Subsidiaries, (the “Company” or “ Intrepid”), an Idaho corporation, is a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology. While the Company’s primary source of current revenue has been the sale of engineering services to a variety of clients, it is posturing itself for a primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly, biogas (methane), ethanol, biodiesel and, eventually, hydrogen. Intrepid’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects. The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States. Intrepid provides credit in the normal course of business to its customers and performs ongoing credit evaluations of those customers. It maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. Credit losses, when realized, have been within the range of the Company’s expectations and, historically, have not been significant.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended June 30, 2006 and June 30, 2005, respectively, which state that we have incurred the Company’s losses of $1,990,079 and $1,471,208, respectively, and that we had a working capital deficiency of $378,210 at June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. The losses were primarily a result of the Company’s focus on the Biofuels market and having construction in progress for the Biogas digester combined with the shortage of engineering services work. The Company’s ability to continue as a going concern is dependent on ongoing operations, bringing the Whitesides Biofuels digester on line to generate revenue and be profitable, obtaining additional financing, and successfully concluding the sale of the existing mining rights. Management will continue its efforts in seeking new and additional engineering contracts, and is in the process of obtaining additional financing as well as completing the Whitesides Digester project

About Us

Our principal executive offices are located at 501 West Broadway, Suite 200, Idaho Falls, Idaho 83402. Our telephone number is (208) 529-5337.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are the selling stockholders consisting of (1) Cornell Capital Partners, who intends to sell up to 108,236,980 shares of common stock, 84,175,085 of which are under the Standby Equity Distribution Agreement, 13,636,364 are under convertible debentures, 10,425,532 were received from Intrepid on October 13, 2004 as a one-time commitment fee under a now-terminated Standby Equity Distribution Agreement in the amount of $500,000 and (2) Newbridge Securities Corporation, an unaffiliated broker-dealer, retained by Intrepid in connection with the Standby Equity Distribution Agreement, which intends to sell up to 212,765 shares of common stock issued as a placement agent fee under a now-terminated Standby Equity Distribution Agreement on December 6, 2004.

The commitment amount of the Standby Equity Distribution Agreement, dated March 10, 2005 is $25 million. From April 20, 2005 through October 25, 2006, we received gross proceeds of $4,144,352 (net proceeds of $3,893,614) under the Standby Equity Distribution Agreement and issued 82,203,550 shares of our common stock in connection with these advances. These shares of common stock were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258) registering an aggregate of 84,175,085 shares of our common stock to be issued under the Standby Equity Distribution Agreement, which was declared effective May 2, 2005. At an assumed price of $0.0594 per share (based on a recent stock price of $0.06, Intrepid would only be able to receive gross proceeds of $4,752,000 using the 80,000,000 shares being registered in the accompanying registration statement under the Standby Equity Distribution Agreement. Intrepid would need to register 271,105,185 additional shares at this assumed price to obtain the remaining $16,103,648 balance available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $25 million. The amount of each advance is subject to a maximum advance amount of $350,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will purchase shares of our common stock from Intrepid at a purchase price equal to 94% of the market price of our common stock. We also have a maximum advance amount of $1,200,000 per month. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock equal to $500,000 on October 13, 2004, under a now-terminated Standby Equity Distribution Agreement. These shares of common stock were registered by Intrepid for resale by Cornell Capital Partners on the accompanying registration statement on Form SB-2 (Registration No. 333-123258), which was declared effective by the Securities and Exchange Commission on May 2, 2005. Pursuant to the terms of the Standby Equity Distribution Agreement, we paid Yorkville Advisors Management, LLC, an affiliate of Cornell Capital Partners, a $20,000 structuring fee, as well as a $500 fee for each advance for legal, administrative and escrow fees. In addition, we also paid all outstanding fees to our legal counsel, Kirkpatrick & Lockhart Nicholson Graham LLP. In addition, we expect to incur expenses of approximately $85,000 in connection with the accompanying registration statement, consisting of the following: (i) legal fees and expenses of $50,000; (ii) accounting fees and expenses of $15,000; (iii) miscellaneous expenses of $16,843; (iv) printing and engraving expenses of $2,500; and (v) SEC registration fee of $657. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Cornell Capital Partners may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. As the market price of common stock decreases, we would not be able to draw down the remaining balance available under the Standby Equity Distribution Agreement with the shares being registered in the accompanying registration statement. Under the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Among other things, this Prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, significant decline in Intrepid’s stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Intrepid and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.06 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Intrepid:

Market Price:	$0.060	$0.0450	$0.030	$0.0150
Purchase Price:	$0.0594	$0.0445	$0.0297	$0.0148
No. of Shares: (1)	80,000,000	80,000,000	80,000,000	80,000,000
Total Outstanding: (2)	320,218,593	320,218,593	320,218,593	320,218,593
Percent Outstanding: (3)	24.98%	24.98%	24.98%	24.98%
Gross Proceeds:	$4,752,000	$3,560,000	$2,376,000	$1,184,000
Net Proceeds: (4)	$4,514,400	$3,382,000	$2,257,200	$1,124,800
______________________
(1)
Represents the number of shares of common stock registered in the accompanying registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement
(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.
(4)	Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses.

Number of Shares To Be Issued:

Market Price:	$0.060	$0.0450	$0.030	$0.0150
Purchase Price:	$0.0594	$0.0445	$0.0297	$0.0148
No. of Shares: (1)	351,105,185(2)	468,666,247(2)	702,210,370(2)	1,409,165,405(2)
Total Outstanding: (3)(4)	627,466,799	757,829,184	1,014,881,746	1,800,780,638
Percent Outstanding: (5)	59.37%	66.11%	74.51%	85.43%
Gross Proceeds to Intrepid: (3)	$20,855,648	$20,855,648	$20,855,648	$20,855,648
______________________
(1)
Represents that total number of shares of common stock which would need to be issued at the stated purchase price. We are only registering 80,000,000 shares of common stock under this prospectus. We will need to register additional shares of common stock to obtain the $20,855,648   remaining balance available under the Standby Equity Distribution Agreement at these stated purchase prices.

(2)
At the stated purchase price and based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $20,855,648 remaining balance available under the Standby Equity Distribution Agreement.

(3)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(4)	Intrepid’s current Articles of Incorporation, as amended, authorize the issuance of 350,000,000 shares of common stock.
(5)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Additional Information

We are registering 13,636,364 shares of common stock under the accompanying registration statement underlying convertible debentures. Pursuant to a Securities Purchase Agreement, Intrepid issued convertible debentures to Cornell Capital Partners in the original principal amount of $750,000. The debentures are convertible at Cornell Capital Partners option at the fixed conversion price of $0.055. As of April 18, 2006, the principal amount of $750,000 of the convertible debentures had been converted by Cornell Capital Partners into 13,636,364 shares of our common stock. The debentures were secured by the assets of the Company. The debentures had a three-year term and accrued interest at 5% per year. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Intrepid or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash. The Company issued 824,035 shares of common stock to Cornell Capital Partners as accrued interest on the convertible debentures.

The Standby Equity Distribution Agreement contemplates that Cornell Capital Partners will periodically sell shares of our common stock being registered in the accompanying registration statement into the market. Cornell Capital Partners may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. As the market price of common stock decreases, we would not be able to draw down the Distribution Agreement with the shares being registered in the accompanying registration statement. Under the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Cornell Capital Partners could, over time, sell more than 9.9% of our outstanding shares of common stock. Under the accompanying registration statement on Form SB-2 (Registration No. 333-123258), declared effective by the Securities and Exchange Commission on May 2, 2005, we registered 84,175,085 shares of our common stock to be sold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement. To date, 82,203,550 shares of our common stock have been sold under the accompanying registration statement, which represents approximately 34% of our current outstanding common stock. On May 2, 2005, the day the accompanying registration statement was declared effective by the SEC, our stock price was $0.092 per share and on October 25, 2006, our stock price was $0.060 per share.

In connection with the Standby Equity Distribution Agreement we entered into an Escrow Agreement (originally with David Gonzalez, Esq., who was later replaced by Anslow & Jacklin, LLP), pursuant to which Cornell Capital places an amount of funds equal to a particular advance request by Intrepid in a segregated escrow account held by the escrow agent and Intrepid deposits in the escrow account shares of the Company’s common stock registered in the accompanying registration statement and corresponding to such advance request. At such time as the escrow agent has received the funds and shares of common stock corresponding to a particular advance, the escrow agent notifies the parties. The escrow agent will hold the funds and the shares until the Company and Cornell Capital forward joint written directions to the escrow agent, at which time the funds will be wired to Intrepid and the shares of common stock will be released via D.W.A.C. to Cornell Capital.

Common Stock Offered	108,449,745 shares by the selling stockholder

Offering Price	Market price

Common Stock Outstanding Before the Offering [1]	240,418,593 shares as of October 25, 2006

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	IESV

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS DATA:	FOR THE YEAR ENDED
	2006	2005

Revenues, net	$447,300	$399,153
Cost of revenues	377,832	253,319
Gross Profit (loss)	69,468	145,834
Operating expenses	1,724,791	1,542,218
Income (loss) from operations	(1,655,323)	(1,396,384)
Other Income (expense)	(334,756)	(74,824)
Net income (loss)	$(1,990,079)	$(1,471,208)
Earnings (loss) per share	$(0.01)	$(0.01)
BALANCE SHEET DATA:	AS OF JUNE 30,
	2006	2005

Cash	$716,203	$65,737
Accountants receivable, net	53,252	98,434
Prepaid expenses:	66,076	85,639
Bond offering costs	138,896	-
Other assets	2,245	1,600
Total Current Assets	976,672	251,410

Property, plant and equipment, net	2,218,392	952,742
Total assets	3,195,064	1,204,152

Total current liabilities	1,014,493	850,607
Long-term debt	--	830,317
Total Liabilities	1,014,493	1,680,924
Additional Paid-in capital	9,183,892	4,998,505
Accumulated deficit	(8,137,626)	(6,147,547)
Total stockholders’ equity (deficit)	2,180,571	(476,772)

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

Risks Related To Our Business

We Have Been The Subject Of A Going Concern Opinion From Our Independent Auditors As Of June 30, 2006 and June 30, 2005, Respectively, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended June 30, 2006 and June 30, 2005, respectively, which state that we have incurred losses of $1,990,079 and $1,471,208, respectively, and that we had a working capital deficiency of $37,821 at June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. The losses were primarily a result of the Company’s focus on the Biofuels market and having construction in progress for the Biogas digester combined with the shortage of engineering services work. The Company’s ability to continue as a going concern is dependent on ongoing operations, bringing the Whitesides Biofuels digester on line to generate revenue and be profitable, obtaining additional financing, and successfully concluding the sale of the existing mining rights. Management will continue its efforts in seeking new and additional engineering contracts, and is in the process of obtaining additional financing as well as completing the Whitesides Digester project; however, these plans may not be successful and we may be forced to curtail or cease our business operations.

We Have Historically Lost Money And Losses May Continue In The Future

We have a history of losses. For the years ended June 30, 2006 and 2005, we incurred a net loss of $1,990,079 and $1,471,208, respectively. We had an accumulated deficit of 8,137,626 as of June 30, 2005. We anticipate that we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan. Our ability to continue as a going concern will be dependent upon our ability to draw down on the Standby Equity Distribution Agreement, which we have entered into with Cornell Capital Partners. If we incur any problems in drawing down the Standby Equity Distribution Agreement, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations and will likely result in a lower stock price.

Our Negative Cash Flow, Operating Losses And Limited Operating History Makes It Difficult or Impossible To Evaluate Our Performance And Make Predictions About The Future

We have a limited operating history. Consequently, there is no meaningful historical operating or financial information about our business upon which to evaluate future performance.

We cannot assure generation of significant revenues, sustained profitability or generation of positive cash flow from our operating activities in the future. If we cannot generate enough revenue, we may be forced to curtail or cease our business operations and our common stock may have little or no value.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets Are Not Sufficient To Satisfy Our Current Liabilities

As of June 30, 2006, we had a working capital deficit of $37,821. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations. Any of these events would be materially harmful to our business and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company May Not Be Profitable And This May Adversely Affect Its Business

The Company’s current and primary focus is obtaining permits and developing favorable properties for alternative and renewable energy production, and providing the associated engineering design and construction management services required to support the construction and operation of related facilities, and cannot provide any guarantees of profitability at this time. The Company will continue to expand its engineering services base, “work for others” to generate additional revenue to augment working capital requirements in support of its alternative and renewable energy efforts. The realization of profits is dependent upon successful execution of new business opportunities and the design and construction of biogas production facilities and the development of other projects for renewable energy. The Company is dependent upon revenues generated from the sale of energy from Company-owned facilities and upon inducing larger companies and/or private investors to purchase other “turn-key” renewable energy generation and production facilities as the market expands. We may not be successful in developing these projects, which could force use to curtail or cease our business operations.

We May Be Unable To Obtain Additional Financing Which Could Affect Our Operating Performance And Financial Condition

We have relied on significant external financing to fund our operations. Pursuant to our $25 million Standby Equity Distribution Agreement dated March 10, 2005 with Cornell Capital Partners, we have currently drawn down $4,144,352 in gross proceeds and issued 82,203,550 shares of our common stock in connection with such advances. As of June 30, 2006, we had $716,203 in cash and our total current assets were $976,672. As of June 30, our total current liabilities were $1,014,493. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. We currently have no bank borrowings or other credit facilities, and we cannot guaranty that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes. As of October 25, 2006, we estimate that we will require approximately $1.2 million to fund our anticipated corporate operating expenses and approximately $6.5 million to fund our expansion plans. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Operating Results Are Difficult To Predict In Advance And May Fluctuate Significantly Which Would Likely Result in A Substantial Decline In Our Stock Price

Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

Factors that are likely to cause our results to fluctuate include the following:

•	the gain or loss of significant customers or significant changes in engineering services market;

•	the amount and timing of our operating expenses and capital expenditures;

•	the success or failure of the biofuels projects currently underway;

•	the timing, rescheduling or cancellation of engineering customer’s work orders;

•	our ability to specify, develop, complete, introduce and market biofuels and bring them to volume production in a timely manner;

•	the rate of adoption and acceptance of new industry standards in our target markets; and

•	other unforeseen activities or issues.

If we do not accurately forecast consumer demand or if our operating results fluctuate greatly, we could be forced to curtail or cease our business operations.

No Expectation Of Dividends On Common Stock

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Our Common Stock May Lack Liquidity And Be Affected By Limited Trading Volume

Our common stock is traded on the NASDAQ Over-the-Counter Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

The market for the common stock is highly volatile. The trading price of the common stock could be subject to wide fluctuations in response to, among other things:

•	quarterly variations in operating and financial results;

•	announcements of technological innovations or new products by our competitors or us;

•	changes in prices of our products and services or our competitors’ products and services;

•	changes in product mix;

•	changes in our revenue and revenue growth rates;

•	response to our strategies concerning software and the Internet; and

•	marketing and advertising.

Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or related to it could result in an immediate effect in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

We Are Subject To Various Risks Associated With The Development Of The Biofuels And Alternative Energy Market Place And If We Do Not Succeed Our Business Will Be Adversely Affected

Our performance will largely depend on our ability to develop and implement the anaerobic digester biogas projects and generate energy and gas for sale. We intend to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis however, we cannot predict if we will be effective or succeed in the development of the biofuels and renewable energy markets. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to develop and operate in the biofuels market, our business, results of operations and financial condition could be materially adversely affected and we could be forced to curtail or cease our business operations.

If Needed, We May Not Be Able To Raise Further Financing Or It May Only Be Available On Terms Unfavorable To Us Or To Our Stockholders Which May Adversely Effect Our Operations

Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if the biogas facility(ies) does (do) not produce revenue for at least 12 months. It may become necessary to raise additional funds to respond to business contingencies, which could include the need to:

•	fund additional project expansion for the biofuels production;

•	fund additional marketing expenditures;

•	develop additional biofuels projects or enhance the WOBF gas products;

•	enhance our operating infrastructure;

•	hire additional personnel; and/or

•	acquire other complementary businesses or technologies.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Under the Securities Purchase Agreement and the Standby Equity Distribution Agreement we entered into with Cornell Capital Partners, so long as any convertible debentures are outstanding and during the commitment period under the Standby Equity Distribution Agreement, the Company may not, without the prior written consent, issue or sell shares of common stock or preferred stock (i) without consideration or for a consideration per share less than the bid price of the common stock determined immediately prior to its issuance, (ii) any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire common stock without consideration or for a consideration less than such common stock’s bid price value determined immediately prior to it’s issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8. However, the Company may file one registration statement on Form S-8 for 1,000,000 shares, provided however, the Company may not issue or grant any shares pursuant to permitted Form S-8 registration statement for at least six months after the effective date of this registration statement.

Market Volatility May Affect Our Stock Price, and the Value of a Shareholder’s Investment in Our Common Stock May be Subject to Sudden Decreases

The trading price for the shares of common stock of Intrepid has been, and the Company expects it to continue to be, volatile. The price at which Intrepid’s common stock trades depends on a number of factors, including the following, many of which are beyond The Company’s control: (i) Intrepid’s historical and anticipated operating results, including fluctuations in financial and operating results; (ii) the market perception of renewable energy biofuels production; (iii) general market and economic conditions; (iv) announcements of technological innovations or new products by the Company or its competitors; (vi) developments concerning Intrepid’s contractual relations with its executive officers, executive management; and (vii) announcements regarding significant collaborations or strategic alliances.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “ recognized” national exchange;

•
Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Possible Issuance Of Substantial Amounts Of Additional Common Stock Could Dilute Investors

Additional shares of common stock or preferred stock may be issued in connection with future mergers or acquisitions, in return for services rendered, for capital contributions to the Company, or upon the exercise of stock options granted or available for grant under our stock option plans and other stock options previously granted. All of such shares may be issued without any action or approval by our stockholders. Any shares issued would further dilute the percentage of our current stockholders.

Possible Issuance Of Preferred Stock Could Adversely Affect the Position of Holders of Common Stock

Our Articles of Incorporation authorizes the issuance of up to 350,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. If the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors.

RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. In addition, some of our shares of common stock previously issued may be resold under Rule 144, which could further lower the market price of our common stock.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on June 30, 2006, at an assumed offering price of $0.0594 per share (99% of a recent closing stock price of $0.06 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.0381 per share. Dilution per share at prices of $0.0446, $0.0297 and $0.0149 per share would be $0.0269, $0.0157 and $0.0045, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Standby Equity Distribution agreement will be issued at a 6% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 1% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Intrepid’s common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 85,824,035 shares of common stock being registered in this offering. That means that up to 85,824,035 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Over-the-Counter has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Intrepid has not performed in such a manner to show that the equity funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Intrepid may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if the Company uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to Intrepid the opportunity exists for short sellers and others to contribute to the future decline of Intrepid’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Intrepid’s stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $350,000 during any seven trading day period and $1,200,000 per month. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Equity Distribution Agreement. Based on the assumed offering price of $0.0594 (based on a recent stock price of $0.06) and the 80,000,000 shares we are registering, we would not be able to draw the $20,855,648 remaining balance available under the Standby Equity Distribution Agreement. At this assumed price, we will be able to draw $4,752,000 with the 80,000,000 shares being registered. Intrepid would be required to register 271,105,185 additional shares at this assumed price to obtain the entire $20,855,648 remaining balance available under the Standby Equity Distribution Agreement.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital holds more than 9.99% of the then-outstanding common stock of Intrepid, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital Partners has beneficial ownership of 2.42% of our common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital’s beneficial ownership remains below 9.99%. If Cornell Capital Partner’s beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations. Cornell Capital Partners could, over time, sell more than 9.9% of our outstanding shares of common stock. Under our prior registration statement on Form SB-2 (Registration No. 333-123258), declared effective by the Securities and Exchange Commission on May 2, 2005, we registered 84,175,085 shares of our common stock to be sold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement. To date, 82,203,550 shares of our common stock have been sold under that prior registration statement, which represents approximately 34.22% of our current outstanding common stock. On May 2, 2005, the day our prior registration statement was declared effective by the SEC, our stock price was $0.092 per share and on October 25, 2006, our stock price was $0.06 per share.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement” . Further, when we use the words “ may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. The selling shareholder is the entity that has assisted in or provided financing to the Company. A description of the selling shareholder’s relationship to Intrepid and how the selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired Under the Standby Equity Distribution Agreement	Percentage of Outstanding Shares to be Acquired Under the Standby Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Cornell Capital Partners, L.P.	5,824,035(2)	2.42%	84,175,085	53.27%	108,236,980(3)	0%
Newbridge Securities Corporation	0(4)	0%	0	0%	212,765	0%
Total		%	84,175,085	%	108,449,745	%

(1)
Applicable percentage of ownership is based on 240,218,593 shares of common stock outstanding as of October 25, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of October 25, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Consists of the 5,000,000 shares issuable upon the exercise of warrants. Cornell Capital Partners has previously sold pursuant to the accompanying registration statement 13,636,365 shares of our common stock underlying the $750,000 of convertible debentures. There is no current principal balance under the $750,000 convertible debentures.

(3)
Includes the shares acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 10,425,532 shares of common stock received as a one-time commitment fee under a now-terminated Standby Equity Distribution Agreement and the 13,636,364 shares underlying conversion of $750,000 convertible debentures at a fixed conversion price of $0.055 per share.

(4)	Newbridge Securities Corporation has sold the 212,765 shares of common stock that were previously registered in the accompanying registration statement, which was declared effective May 2, 2005.

The following information contains a description of each selling shareholder’s relationship to Intrepid and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Intrepid, except as follows:

Shares Acquired In Financing Transactions With Intrepid

Cornell Capital Partners, LP . Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and was a holder of convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Intrepid. Those transactions are explained below:

Standby Equity Distribution Agreement. On March 10, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Intrepid 94% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000, which were issued on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement. From April 20, 2005 through September 13, 2006, we received gross proceeds of $4,144,352 (net proceeds of $3,893,614) under the Standby Equity Distribution Agreement and issued 82,203,550 shares of our common stock in connection with these advances. These shares of common stock were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258), which was declared effective on May 2, 2005.

Convertible Debentures. Intrepid issued convertible debentures to Cornell Capital Partners in the original principal amount of $750,000 pursuant to a Securities Purchase Agreement entered into on October 13, 2004. The original Securities Purchase Agreement was subsequently terminated and a new Securities Purchase Agreement was entered into on March 10, 2005. Pursuant to the new Securities Purchase Agreement, the Company issued a new revised Convertible Debenture to Cornell Capital Partners in the original principal amount of $750,000. Under the terms of the new convertible debenture, the debenture is convertible at the holder’s option any time up to maturity at a fixed conversion price equal to $0.055, as opposed to a floating conversion price as set forth in the original convertible debenture. The fixed price was based upon the market value of the shares at the time of original issue. As of April 18, 2006, the principal amount of $750,000 of the convertible debentures had been converted by Cornell Capital Partners into 13,636,364 shares of our common stock, which were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258), which was declared effective on May 2, 2005. The debentures were secured by the assets of the Company. The debentures had a three-year term and accrued interest at 5% per year. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Intrepid or in cash. The Company issued 824,035 shares of common stock to Cornell Capital Partners as accrued interest on the convertible debentures, which are being registered in the accompanying registration statement.

There are certain risks related to sales by Cornell Capital Partners, including:

•
The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•
To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

Warrants.  The Company issued 5,000,000 warrants to Cornell Capital Partners on December 1, 2005 in exchange for the release of Cornell Capital’s security interest in the assets of the Company. The exercise price is $.055 per share. The warrants were exercisable on issuance and expire five years from the date of issuance, or December 1, 2010.

Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee of $10,000, which were paid by the issuance of 212,765 shares of common stock of Intrepid on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

USE OF PROCEEDS

As of October 25, 2006, Intrepid has 1,971,535 shares of common stock available under the accompanying registration statement to issue to Cornell Capital Partners under the Standby Equity Distribution Agreement. From April 20, 2005 through September 13, 2006, we received gross proceeds of $4,144,352 (net proceeds of $3,893,614) under the Standby Equity Distribution Agreement and issued 82,203,550 shares of our common stock in connection with these advances. These shares of common stock were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258), which was declared effective on May 2, 2005.

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. Cornell Capital Partners will purchase our shares of common stock under the Standby Equity Distribution Agreement at a 6% total discount to the current market price. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 99% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date and Intrepid will pay Cornell Capital 5% of each advance as an additional fee.

Pursuant to the Standby Equity Distribution Agreement, Intrepid cannot draw more than $350,000 every seven trading days, more than $1,200,000 per month, or more than $25 million over twenty-four months.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$200,000	$100,000	$50,000

Net proceeds(1):	$190,000	$95,000	$47,500

No. of shares issued under the Standby Equity Distribution Agreement at an assumed offering price of $0.0594	3,367,003	1,683,502	841,751

USE OF PROCEEDS:)
General Working Capital	$190,000	$95,000	$47,500

Total	$190,000	$95,000	$47,500

_____________________________
(1)
The net proceeds calculation deducts the 5% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement and assumes that the $85,000 of estimated offering expenses incurred with the accompanying registration statement has previously been paid by Intrepid.

The Standby Equity Distribution Agreement limits Intrepid’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Intrepid, except under certain limited circumstances.

DILUTION

The net tangible book value of Intrepid as of June 30, 2006 was $2,180,571 or $0.0095 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Intrepid (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Intrepid, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.594 per share, which is in the range of the recent share price.

If we assume that we had issued the remaining 1,971,535 shares of common stock registered in the accompanying registration statement pursuant to the Standby Equity Distribution Agreement at an assumed offering price of $0.0594 per share, less retention fees of $5,855, our net tangible book value as of June 30, 2006 would have been $2,291,825 or $0.0099 per share. Note that at an offering price of $0.0594 per share, we would receive net proceeds of $111,254 of the $20,855,648 remaining balance available under the Standby Equity Distribution Agreement, using the remaining 1,971,535 shares of common stock being registered in the accompanying registration statement. At an assumed offering price of $0.0564, Cornell Capital Partners would receive a total discount of $7,038 on the purchase of 1,971,535 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0004 per share and an immediate dilution to new stockholders of $0.0381 per share.

The following table illustrates the per share dilution:

Assumed offering price per share		$0.0594
Net tangible book value per share before this offering	$0.0095
Increase attributable to new investors	$0.0004
Net tangible book value per share after this offering		$0.0099
Dilution per share to new stockholders		$0.0495

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED (1)	DILUTION PER SHARE TO NEW INVESTORS
$0.0594	1,971,535	$0.0495
$0.0446	1,971,535	$0.0348
$0.0297	1,971,535	$0.0201
$0.0149	1,971,535	$0.0053

(1)	This represents the maximum number of shares of common stock available to be sold under the Standby Equity Distribution Agreement pursuant to the accompanying registration statement.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On March 10, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 94% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. From April 20, 2005 through October 25, 2006, we received gross proceeds of $4,144,352 (net proceeds of $3,893,614) and issued 82,203,550 shares of our common stock in connection with these advances. These shares of common stock were previously registered with the Securities and Exchange Commission on a registration statement (Registration No. 333-123258), which was declared effective on May 2, 2005. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Intrepid for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Intrepid common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.0594, we would not be able to draw the $20,855,648 remaining balance available under the Standby Equity Distribution Agreement with the 80,000,000 shares we are registering. Intrepid would be required to register 271,105,185 additional shares at this assumed price to obtain the $20,855,648 remaining balance available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 80,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.2606.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $25.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $350,000, and we may not submit an advance within seven trading days of a prior advance. There is also a monthly draw limit of $1,200,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. A possibility exists that Cornell Capital Partners may own more than 9.99% of Intrepid’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement. Cornell Capital Partners may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. As the market price of common stock decreases, we would not be able to draw down the Distribution Agreement with the shares being registered in the accompanying registration statement. Under the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

From April 20, 2005 through September 13, 2006, we received gross proceeds of $4,144,352 (net proceeds of $3,893,614) under the Standby Equity Distribution Agreement and issued 82,203,550 shares of our common stock in connection with these advances. These shares of common stock were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258), which was declared effective on May 2, 2005.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Intrepid and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent stock price of $0.06 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Intrepid

Market Price:	$0.060	$0.0450	$0.030	$0.0150
Purchase Price:	$0.0594	$0.0445	$0.0297	$0.0148
No. of Shares: (1)	1,971,535	1,971,535	1,971,535	1,971,535
Gross Proceeds:	$117,109	$87,733	$58,555	$29,179
Net Proceeds: (2)	$111,254	$83,346	$55,627	$27,720

_____________________
(1)
Represents the available number of shares of common stock registered in the accompanying registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Net cash equals the gross proceeds minus the 5% retainage.

Number Of Shares To Be Issued To Receive Remaining Balance Under The Standby Equity Distribution Agreement

Market Price:	$0.060	$0.0450	$0.030	$0.0150
Purchase Price:	$0.0594	$0.0445	$0.0297	$0.0148
No. of Shares: (1)	351,105,185(2)	468,666,247(2)	702,210,370(2)	1,409,165,405(2)
Total Outstanding: (3)(4)	627,466,799	757,829,184	1,014,881,746	1,800,780,638
Percent Outstanding: (5)	59.37%	66.11%	74.51%	85.43%
Gross Proceeds to Intrepid: (3)	$20,855,648	$20,855,648	$20,855,648	$20,855,648

____________________
(1)
Represents that total number of shares of common stock which would need to be issued at the stated purchase price. We would need to register additional shares of common stock to obtain the $20,855,648 remaining balance available under the Standby Equity Distribution Agreement at these stated purchase prices.

(2)
At the stated purchase price and based on the limited number of available authorized shares of common stock, Intrepid would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $20,855,648 remaining balance available under the Standby Equity Distribution Agreement.

(3)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.
(4)	Intrepid’s current Articles of Incorporation, as amended, authorize the issuance of 350,000,000 shares of common stock.
(5)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Intrepid under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Intrepid fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

In connection with the Standby Equity Distribution Agreement we entered into an Escrow Agreement (originally with David Gonzalez, Esq., who was later replaced by Anslow & Jacklin, LLP), pursuant to which Cornell Capital places an amount of funds equal to a particular advance request by Intrepid in a segregated escrow account held by the escrow agent and Intrepid deposits in the escrow account shares of the Company’s common stock registered in the accompanying registration statement and corresponding to such advance request. At such time as the escrow agent has received the funds and shares of common stock corresponding to a particular advance, the escrow agent notifies the parties. The escrow agent will hold the funds and the shares until the Company and Cornell Capital forward joint written directions to the escrow agent, at which time the funds will be wired to Intrepid and the shares of common stock will be released via D.W.A.C. to Cornell Capital.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by Intrepid. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of, or a 1% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement, and received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement. The 1% discount, the 5% retainage and commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 are underwriting discounts. In addition, Intrepid engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 212,765 shares of Intrepid’s common stock, under a now-terminated Standby Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Intrepid expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Intrepid engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 212,765 shares of Intrepid’s common stock on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement. The offering expenses consist of: a SEC registration fee of $657, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,843. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Intrepid specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production area of the Renewable Energy sector. Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass — i.e. plant-derived organic matter. The Company’s current primary focus is on biogas.

2006 Financial Results Compared to 2005

The Company’s 2006, operating revenue was $447,300 compared to $399,153 for 2005. The Company’s gross profit for the year ended June 30, 2006 was $69,468 compared to $145,834 for 2005. For the year ended June 30, 2006 the Company reported a net loss of $1,990,079 compared to a net loss for the year ended June 30, 2005, of $1,471,208.

Business Strategy

Providing engineering and technical services has been the primary source of revenue, and hence the primary focus, in the past. The Company expects to continue providing such services in the future, but with decreased emphasis as it completes its major transition from being primarily a provider of engineering services to becoming a significant producer and distributor of biogas products and facilities. The following discussion provides an overview of the Company’s current business model and development plan.

Business Model

The fundamental aspects of the Company’s business model are:

•	Utilize cutting edge, but established, technology for the production of biogas from large animal operations

•	Team with experienced companies for the marketing and distribution of biogas products

•	Maintain equity positions in selected biogas projects

•	Begin operations in known territory (Idaho), and expand into other geographical locations as opportunities arise

•	Maximize the utilization of our public company status in the financing of our projects

•	Market biogas products to local gas utilities, industrial users, and transportation users

Development Plan

The Company will design, construct and operate production facilities consistent with the business model described above.

The centerpiece of this development plan is an exclusive geographic and case-by-case national agreement for anaerobic digestion technology that produces biogas with a higher concentration of methane than competing processes. This technology has a successful 6-year operational history and has been demonstrated with both cow and swine waste.

Our goal is to become the premier biogas company in the United States. Our approach is to use superior technology and know-how to convert manure waste from dairy and feedlot operations into high BTU biogas that can be further processed to produce (1) pipeline quality gas for sale to a gas utility or a marketing and distribution company; (2) combustion gas to fuel boilers for processing materials; (3) liquid natural gas for transportation fuel, peaking, and/or remote community service; and, eventually, (4) hydrogen to energize fuel cells for transportation and distributed or non-distributed energy sources. Our range of services include:

•	designing, building, and operating biofuels facilities

•	performing value-added processing of raw biogas and residual products of digestion for various applications

•	marketing, transportation and sales of processed gas

ITR currently has a biogas production plant in Rupert, Idaho that has been in operation for over 18 months and is consistently producing 99% purity natural gas (methane) with a heating value in excess of 1000 Btu/cubic foot. This plant is a commercial prototype facility that can be employed to demonstrate the economic viability of the four product lines listed above. The plant is currently undergoing a 5-fold expansion to accommodate a corresponding expansion of the diary upon which it is located. The bulk of the gas produced at the plant is under contract for sale to the local gas utility via a 15-year Supply and Purchase Agreement. A small portion of the gas is used on-site for plant process heating and for heating water for dairy operations.

The Development Plan involves discrete projects that will ultimately bring 250,000 Magic Valley dairy cows under production to create the “Magic Valley Biogas Field” in the Magic Valley area of south-central Idaho. The first project will provide facilities and infrastructure to process manure from 50,000 dairy cows and will be executed in two distinct phases:

•
Phase I consists of 10,500 cows located on 2 different dairies and establishes the west and east anchor points to the Magic Valley Westside field as well as expands the Rupert plant to full capacity. Construction is underway on both facilities and will be completed in CY 2007.

•
Phase II consists of 30,000 cows located on 3-5 different dairies (depending on outcomes of individual dairymen’s current consolidation and expansion plans). Construction will be initiated in CY 2007 and conclude in CY-2008.

This project will be financed through a combination of debt and equity. It is anticipated that the debt portion will be financed through the sale of bonds and the equity will come from equity partners that will include dairymen, equity capital group(s), or other private investors and from retained earnings generated through building biogas plants of third parties. Capital cost will be approximately $30 million, the first phase of which will be just over $10 million. These funds will provide for anaerobic digester plants constructed at participating dairies, gas conditioning clean-up equipment for processing the raw biogas to pipeline quality standards, and a supporting gas line gathering system to transport the clean gas to the gas utility distribution system. A majority of the costs (approximately 70%) is for construction of the digesters.

This project will provide over 1 billion cubic feet of biogas annually, which, in turn, will yield over 1 million mcf of clean gas for sale to the local gas utility or marketing and distribution company.

Additional Information

The Company plans to increase sales and expand its engineering and scientific services into the biofuels area. Revenue generated will be used to meet cash flow requirements with any excess being used to support and develop the Company’s biofuels production initiatives.

At the present time the Company does not anticipate paying dividends, cash or otherwise, on it’s Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors. The Company believes that the terms of the Settlement Agreement relative to divestiture of its mining and mineral rights of the Garnett mine in Montana have the potential to provide moderate future working capital. The Company has engaged a major investment banking firm to obtain bond financing under a State of Idaho approved bond inducement resolution and is seeking other investment capital to support these projects and the existing and ongoing operations of the Company.

Results Of Operations

The Company’s revenue results primarily from contracts, which are substantially short term, with the U.S. Government, commercial customers, state and local governments, or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of costs plus fees, and others, which are fixed-price (typically very short-term) or time-and-materials, type contracts. Revenue and fees on the reimbursement of costs plus fees and time-and-material contracts are recognized using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenue and fees on the fixed price contracts are recognized based on contract deliverables or other milestones, etc. accomplished as of the end of the period. Cost-reimbursement contracts provide for the reimbursement of direct costs and allowable indirect costs, plus a fee or profit component.  Time-and-materials contracts typically provide for the payment of negotiated fixed hourly rates for labor hours incurred plus reimbursement of other allowable direct costs at actual cost plus allocable indirect costs.  Firm fixed-price contracts require the Company to provide stipulated services for a fixed price.

The Company generated only engineering service revenue in 2006 and 2005.

The following table shows each element of the statement of operations as a percentage of revenue:

	Year Ended June 30, 2006		Year Ended June 30, 2005
	Whole $	%	Whole $	%

Revenue, net	447,300		399,153
Direct operating costs	377,832	84.5%	253,319	63.5%

Gross profit	69,468	15.5%	145,834	36.5%
General and administrative	1,416,285	316.6%	1,311,262	328.5%
Research and development	308,506	69%	230,956	57.9%
Loss from operations	(1,655,323)	-370.1%	(1,396,384)	-349.8%

Interest income	2,169.48%		994.25%
Interest expense	(336,925)	-75.3%	(58,024)	-14.5%
Loss on Investment	--	--	(17,794)	-4.46%

Net loss before income taxes	(1,990,079)	-444.9%	(1,471,208)	-368.6%

Income tax expense (benefit)	--	--	--	--

Net loss	(1,990,079)	-444.9%	(1,471,208)	-368.6%

Revenue

Revenue for 2006, increased to $447,300 compared to $399,153 for 2005. This 12% increase is a result of increased engineering service “work for others” over the prior year. The Company’s first biogas plant in Rupert, Idaho, has been operational for over 18 months and the specialty gas processing unit that is required to clean the biogas is now operational and is producing 99+% purity natural gas on a consistent basis. The Company is currently using a portion of the biogas generated to provide the internal process heat for the operation of the facility and is also supplying gas to the dairy for commercial heating of dairy process water. The Company has a 15-year Supply and Purchase Agreement in place with the local gas utility for the balance of gas being produced at the plant. The utility is currently making necessary arrangements to receive this gas into their distribution system for commercial sale.

Direct Operating Costs

For the year ending June 30, 2006, the Company had direct operating costs of $377,832 or 84.5% of revenue in support of design and construction of biogas production facilities and “work for others” engineering services as compared to $253,319 or 63.5% of revenue for the year ended June 30, 2005. The direct operating costs have increased largely due to the increased activity in building and operating Company-owned plants. Revenue and operating costs will both increase (though operating costs will decrease as a percentage of revenue) once expansion and construction activities are complete and the Company is able to start delivery of gas to the marketplace. Gas sales revenues will start in 3rd fiscal quarter with the completion of the expansion of the Whitesides plant and should significantly increase during 4th quarter as the second production plant comes on line.

Gross Profit

The Company had a gross profit of $69,468 for the fiscal year ended June 30, 2006, compared to $145,834 in fiscal year 2005. The decrease in gross profit for the year ending June 30, 2006 results from the increase in direct operating costs associated with design, construction and operation of Company-owned production plants.

General and Administrative Expenses

General and administrative expenses (G&A) were 316.6% of revenue, an 11.9% decrease over the year ending June 30, 2005. The total G&A expenses were $1,416,285 for the fiscal year ending June 30, 2006 compared to 328.5% of revenue or $1,311,262 at June 30, 2005. These G&A expenses are mainly attributed to shifting more in-house resources to design and construction of the Company-owned biogas plants; professional fees associated with bond financing activities, divestment of mineral properties, and accounting and auditing costs; and insuring of biogas facilities.

The Company has incurred large costs over the last two fiscal years for the construction, start-up and operations of the Company’s Whitesides Biogas Plant and over the last fiscal year with the design, permitting and initial construction of the WestPoint Biogas Plant. Only those costs allowed by generally accepted accounting principles have been capitalized in that effort. All other costs have been expensed for establishing the biogas business operating plan, including research in the biofuels markets, development of operations and maintenance procedures, process improvement measures, and seeking investment capital and source financing. The shifting of in-house resources from engineering services work to plant design, construction and operation left many expenses for the Company to burden as overhead costs thus driving G&A high for developing this project. The large costs of administrative labor were almost entirely the effort of the development in the biofuels market place whereby, the administrative staff in previous years was working on engineering services contracts.

General and administrative costs are characterized in the following format:

	2006	2005
Overhead and employee benefits	509,006	$161,090
Accounting, consulting, and professional fees	479,755	394,426
Insurance, depreciation, and computer	118,851	44,456
Leases	87,766	75,858
Equipment, office supplies, and other	12,981	11,339
Administrative salaries and labor	147,810	502,024
Subcontract work, travel, fuel, and other	60,116	122,070
Total General and Administrative Expense	1,416,285	$1,311,262

Research and Development

The Company expended $308,506 and $230,956 in fiscal years 2006 and 2005 respectively toward the research and development of biofuels.

Interest Revenue

For the year ended June 30, 2006 the Company received interest income of $2,169 on investment capital compared to $994 for 2005.

Interest Expense

Interest expense for the year ended June 30, 2006 was $336,925 compared to $58,024 for the same period ending June 30, 2005. This expense was for interest paid on the term loan, common stock warrants, debentures, and on notes payable to others and to officers and employees of the Company. These debt instruments were liquidated during the 3rd and 4th quarters and are no longer accruing interest. With the anticipated bond offering to finance the first two biogas facilities, interest expense is likely to increase in future periods.

Income Taxes

The Company has net operating loss carryforwards of approximately $6,000,000, which begin to expire in the year 2021. The amount of net operating loss carryforwards that can be used in any one year will be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforwards can be utilized.

Net Loss

The Company realized a net loss of $1,990,079 for the year ended June 30, 2006 compared to a loss of $1,471,208 for the year ended June 30, 2005.

Customers - In 2006, the Company managed engineering services contracts with Idaho National Laboratory (“INL”) at Idaho Falls, Idaho; the Oak Ridge Associated Universities (“ORAU”) based in Oak Ridge, Tennessee; and with 4D2 International, each of which provide engineering, design, planning and technical management services to a variety of government and industrial clients worldwide. These contracts generated the majority of the Company’s revenue. In 2005, the Company’s primary customers were INL and ORAU. In 2006, and 2005, INL provided revenue in the amount of $150,983 and $100,234 respectively while ORAU provided $257,218 and $170,912 for each year respectively. Both INL and ORAU provided more than ten percent of the total revenue in 2006 and 2005.

In the future, the Company cannot be certain that it will derive the same percentages of federal contracted revenue due to a mission change at the INL and the fact that the Company has made a major transition into building its biofuels business. The Company is continuously seeking additional revenue sources from engineering and alternative energy work for other private, commercial and government customers.

With regard to the Company’s entrance into the biogas production market, its first plant has been operational for over 18 months and a significant 5-fold expansion of this facility is currently underway. Construction of a second even larger facility located near Wendell, Idaho is also underway. The Company will own and operate both facilities and has a 15-year Supply and Purchase Agreement with the local gas utility to deliver and sell the gas produced from these facilities into the local distribution system.

The Company expects to realize a revenue stream from its biogas business in fiscal year 2007. This revenue will be generated from sales of gas and digested fiber product from the biogas plants, from sale of carbon emissions credits, and from engineering fees related to development of additional biogas facilities.

Compliance with Applicable Laws and Regulations - The Company is in compliance with all current laws and regulations.

Changes in Laws and Regulations - None applicable.

Exposure to Litigation - None.

New Technologies - None.

Access to Capital - The Company will make reasonable efforts to meet cash flow demands from ongoing operations. However, the Company believes that it will be necessary to supplement the cash flow from operations with the use of outside resources such as additional loans and investment capital. As discussed below, the Company has entered into a Standby Equity Distribution Agreement with Cornell Capital Partners that has provided working capital to fund a large portion of the biogas projects that are currently underway. Management has engaged an investment-banking firm to obtain bond financing under a State of Idaho approved bond inducement resolution to expand operations and production capabilities.

Capital Resources And Liquidity

As of June 30, 2006, the Company had a working capital deficit of $37,821compared to a deficit of $599,197 for the previous year ending June 30, 2005. The current ratio at June 30, 2006 was .96 to 1 and .30 to 1 at June 30, 2005. The Company believes that through judicious exercising of its equity capital agreement and fees earned from construction of biogas plants that it will be able to meet obligations as they become due over the next fiscal year.

In April 2005, the Company signed a promissory note with Cornell Capital in the amount of $500,000. The note, including accrued interest, was repaid on August 8, 2005. On July 15 and August 16, 2005 the Company signed additional promissory notes with Cornell Capital in the amounts of $150,000 and $300,000 respectively. The July note and accrued interest was repaid on September 19, 2005 and the August note and accrued interest on was repaid on November 18, 2005.

On November 30, 2005, the Company signed an unsecured Promissory Note with Zions First National Bank in the amount of $100,000. The purpose of the loan was to retire an existing term loan with US Bank and release the attendant security interest in the assets of the Company. The note had a fixed rate of 8.00% and was paid in full on March 3, 2006. The Company also signed Promissory Notes in the amount of $75,000 each with two private individuals on October 31, 2005. These 8% APR notes were paid in full on March 28, 2006. The Company additionally paid off its unsecured shareholder notes payable from certain employees on March 28, 2006. The first shareholder creditor, Mr. Kenoyer, made two loans to the company. The first loan accrued interest at the rate of 10 percent and the second at 7 percent. The combined principle and interest for both loans was $24,774. The second shareholder creditor, Mr. Dustin, also made two loans to the company. The first accrued interest at 10 percent and the second at 7 percent. The combined principle and interest for both of Mr. Dustin’s loans was $47,426. Payment of the above obligations has significantly reduced the Company’s long term debt.

Debenture Debt

The Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $750,000 on October 13, 2004. Under the terms of the original agreement, the debentures were convertible at the holder’s option any time up to maturity at a floating conversion price. On March 10, 2005, the Company terminated the original Convertible Debenture Agreement and entered into a new Agreement whereby the debentures were convertible at the holder’s option any time up to maturity at a fixed conversion price equal to $0.055 (the “Fixed Price”). This fixed price was based upon the market value of the shares at the time of the original Agreement. The debentures were secured by the assets of the Company. The debentures had a three-year term and accrued interest at 5% per year. At maturity, the debentures were to automatically convert into shares of common stock at a conversion price equal to the Fixed Price. As of April 18, 2006 the principal amount of $750,000 of the convertible debenture had been converted by Cornell Capital Partners into 13,636,364 shares of our common stock, which were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258) declared effective on May 2, 2005. On May 5, 2006 Cornell elected to receive the $45,322 accrued interest on the convertible debenture in the form of 824,035 shares of restricted common stock at the fixed price of $0.055.

Warrants

The Company issued 5,000,000 warrants to Cornell Capital Partners on December 1, 2005 to release their security interest in the assets of the Company. The exercise price is $.055 per share. The warrants were effective on issue and expire five years from the date of issuance, or December 1, 2010.

Standby Equity Distribution Agreement

On March 10, 2005, the Company entered into a new Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners, LP (Cornell). Pursuant to the SEDA, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $25 million. For each share of common stock purchased under the SEDA, Cornell will pay the Company 99% of the lowest closing bid price of the common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date. Cornell will retain 5% of each advance under the SEDA.

The Company went through several transitions from the original October 13, 2004 SEDA with Cornell Capital Partners LP to secure additional source financing. A full discussion of the chronology and evolution of this SEDA may be found in the Company’s FY 2005 SEC Form 10-KSB.

Material Commitments for Capital Expenditures

In 2005, the Company completed construction and began operations of the initial phase of the Biogas Production facility at the Whitesides Dairy north of Rupert, Idaho. In April 2006, construction began on a second facility at the West Point Dairy near Wendell, Idaho. The Company will own and operate both facilities. An additional $8.1 million will be expended on the ongoing expansion of the Whitesides plant and to complete construction of the West Point facility and a connecting pipeline gathering system during fiscal year 2007. These two facilities will ultimately accommodate approximately 10,500 cows. Funding for this project will be secured by a combination of outside investment capital and senior debt bond financing secured by a long-term gas off-take contract.

Factors that are likely to cause our results to fluctuate include the following:

-	the gain or loss of significant customers or significant changes in engineering services market;

-	the amount and timing of our operating expenses and capital expenditures;

-	the success or failure of the biofuels projects currently underway;

-	the timing, rescheduling or cancellation of engineering customer’s work orders;

-	our ability to develop, complete, introduce and market biofuels and bring them to volume production in a timely manner;

-	the rate of adoption and acceptance of new industry standards in our target markets;

-	any other unforeseen activities or issues.

There is a limited public market for our common stock. Our common stock is listed on the OTC Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

We are subject to various risks associated with the development of the biofuels and alternative energy market place and if we do not succeed our business will be adversely affected.

Our success will largely depend on our ability to develop and implement the anaerobic digester biogas projects and generate energy and gas for sale. We will respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis however, we cannot predict if we will be effective or succeed in the development of the biofuels and renewable energy markets. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to develop and operate in the biofuels market, our business, results of operations and financial condition could be materially adversely affected.

If needed, we may not be able to raise further financing or it may only be available on terms unfavorable to us or to our stockholders.

Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if the biogas facility(ies) does(do) not produce revenue for at least 12 months. It may become necessary to raise additional funds to respond to business contingencies, which could include the need to:

-	fund additional project expansion for the biofuels production;

-	fund additional marketing expenditures;

-	develop additional biofuels projects;

-	enhance our operating infrastructure;

-	hire additional personnel;

-	acquire other complementary businesses or technologies.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Seasonal Changes

The Company’s operating revenue is generally not affected by seasonal changes.

Senior Management

The Board of Directors and Officers of the Company were duly elected by the shareholders during the 2006 Annual Shareholder Meeting held December 2, 2005.

New Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS” ) No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4”, SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67” , SFAS No. 153, “ Exchanges of Nonmonetary Assets - an amendment of APB Opinion No 29”, and SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” , were recently issued.  SFAS No 151, 152, 153, and 154 have no current applicability to the Company or their effect on the financial statements would not have been significant.

In December 2005, the FASB issued SFAS 123 (revised 2005), “Accounting for Stock Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This revised statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods and services, including the grant of stock options to employees and directors. The Statement is effective for the Company’s fiscal year beginning July 1, 2006, and will require the Company to recognize compensation cost based on the grant date fair value of the equity instruments its awards. The Company currently accounts for those instruments under the recognition and measurement principles of APB Opinion 25, including the disclosure-only provisions of the original SFAS 123. Accordingly, no compensation cost from issuing equity instruments has been recognized in the Company’s financial statements. The Company estimates that the required adoption of SFAS 123 (R) will not have a negative impact on its consolidated financial statements.

DESCRIPTION OF BUSINESS

General

Intrepid Technology and Resources, Inc. specializes in developing, constructing, operating, and owning or co-owning a portfolio of projects in the Biofuels Production and Distribution area of the Renewable Energy sector.  Biofuels are combustible fuels such as biogas (methane), biodiesel, ethanol and hydrogen that are produced from biomass -- i.e. plant-derived organic matter.  The Company’s current primary focus is on biogas.

The Company has a staff of professional engineers and managers with experience in large construction projects, government service contracts, project and corporate management, and general design and engineering, giving the Company the tools and talents required to achieve its goals. The Company is organized into three Divisions to support the Company’s business strategy and successfully execute its business plan.  These are the Biofuels, Science and Technology, and Engineering Services Divisions.

Biofuels Division

The Biofuels Division is the heart of the Company and brings together the resources and talents of the other two divisions to develop biofuels projects.  Those biofuels of primary interest to the Company are:

•	Biogas - methane, or “natural gas” derived from the anaerobic digestion (bacterial decomposition) of animal waste

•	Biodiesel - vegetable oil derived diesel fuel

•	Ethanol - gasoline additive/substitute derived from starch crops (e.g. corn) or cellulosic biomass materials (e.g. wood, straw, etc)

•	Hydrogen - as may be derived from biogas or ethanol or other biomass materials in the future (for use in fuel cells, vehicles, or similar applications)

The Company has chosen to place initial emphasis and resource on biogas production via anaerobic digestion of animal manure.  Biogas is the least capital intensive, the quickest to bring to market and, significantly, can serve as a critical component to the success of each of the other three biofuels lines.

Biodiesel and Ethanol production facilities continue to be an important part of the Company’s overall business line and parallel planning work is being done.  However, these projects require significantly more time and capital resource to develop, and for that reason are on a slower execution track.

Science and Technology Division

The Science and Technology Division is a collection of over 200 nationally recognized experts with whom the Company has consulting agreements to provide advice and service on an as-needed basis.  These individuals typically possess advanced academic credentials and extensive science or engineering work experience in a various Scientific and Engineering disciplines including Nuclear Science, Renewable Energy, Material Science, Construction Management, Soil Science, Crop Management, Process Engineering, and others.

Engineering Services Division

The Engineering Services Division brings together a team of highly experienced management, construction and technical personnel along with professionally registered engineers to provide complete “design-build-operate” capability.  Besides support of internal Company projects and initiatives, the Division also provides services to a diverse external customer base ranging from the federal government to private commercial and industrial clients.

Mining and Mineral Rights

The Company had owned rights to precious metals properties in Montana. On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) to attempt to jointly sell the mineral and surface rights. A potential sale in FY 2005 failed to materialize. The Company subsequently divested itself of its interests in these rights on May 3, 2006. Under the terms of the divestiture Agreement, the Company holds a 1st lien on any minerals mined from the property until the amount owed to the Company is paid in full. The proceeds from any such sale of minerals would result in a gain to the Company, as the rights were previously written off as having no value. Such proceeds would be used to provide working capital for current projects and support the ongoing operations of the Company.

Customers

In 2006, the Company managed engineering services contracts with Idaho National Laboratory (“INL”) at Idaho Falls, Idaho, Oak Ridge Associated Universities (“ORAU”) based in Oak Ridge, Tennessee, and with 4D2 International, each of which provide engineering, design, planning and technical management services to a variety of government and industrial clients worldwide. These contracts generated the majority of the Company’s revenue.

During fiscal year 2006 the Company continued its major transition from being primarily a provider of engineering services to becoming a provider/owner/operator of biogas facilities and producer and distributor of biogas products. Its first facility, which is 100% owned by the Company and was financed entirely through Company equity (profits from engineering service contracts and private placement sales of stock), became operational in November 2004. A 5-fold expansion of that facility is currently underway, as is construction of a larger second facility located 35 miles west of the first. The Company will own and operate both facilities and will finance construction via a combination of equity and debt. It is anticipated that the debt will be via tax-exempt bonds. Pro forma numbers based on conservative natural gas futures indicate revenue generated from the sale of gas to the regional gas utility is adequate to service the bond debt, pay operating expenses and generate acceptable profit percentages.

Markets

Renewable and Alternative Energy are those forms of energy that can be used as an alternative to fossil energy such as oil, natural gas and coal. Fossil energy is encumbered by significant environmental concerns and presents energy security issues as well. Over 60% of the oil used by the United States comes from foreign countries, much of it from the Middle East. Although natural gas is cleaner to burn than oil and coal, domestic supplies of natural gas are being quickly consumed causing prices to escalate and creating a significant problem for industrial plants that have energy intensive operations.

Quoting from the U.S. Department of Energy (DOE) 2006 Annual Energy Outlook Report: “A large proportion of the onshore lower 48 conventional natural gas resource base has been discovered. New reservoir discoveries are expected to be smaller and deeper, and thus more expensive and riskier to develop and produce. Much of the onshore lower 48 nonassociated (NA) conventional natural gas production in the reference case comes from existing large fields, as lower 48 NA onshore conventional natural gas production declines…” The report goes on to say, “Incremental production of lower 48 onshore natural gas production comes primarily from unconventional resources…”

While the DOE is looking primarily at those “unconventional resources” being coalbed methane, tight sandstones, and gas shales, another DOE study estimates that worldwide, between 25 and 37 quadrillion btus of methane is released into the atmosphere due to natural decomposition of organic material. This is equivalent to between 25 and 38 percent of all the energy used in the U.S. annually. The study went on to estimate that biogas production from farm waste, landfills and municipal sewage alone is approximately 3.5 quadrillion btus of methane, one third of which (or about 1.25 quadrillion btus) could feasibly be captured. This is equivalent to 6 percent of all the natural gas used in the U.S. each year.

In November 2004, 13 countries joined the U.S. to formally create the “Methane to Markets Partnership”. The purpose of this Partnership is to advance international cooperation on the recovery and use of biogas-derived methane as a valuable and viable clean energy source, and in the process, increase energy security, improve environmental quality, and reduce greenhouse emissions throughout the world. Under the Partnership, members will work in coordination with the private sector to share and expand the use of technologies to capture methane emissions that are now wasted in the course of industrial and agricultural processes and use them as a new energy source.

The Company feels confident that adequate economic incentives exist and that we have gained enough practical, hands-on experience to be poised to become a significant force in developing the “Methane to Markets” concept in the United States.

We have tested and refined both the technology and our business model though the design, construction and nearly 18 months of continuous operation of our commercial prototype facility at the Whitesides Dairy near Rupert, Idaho. We have processed nearly ten million gallons of manure through that facility since we began operations in November of 2004 and are currently producing 99.6% purity methane having a Btu content of over 1000 Btu/cubic foot of gas. This supports our business plan.

Competition

The principal competitors in the engineering services sector are privately held or employee owned companies and therefore not actively traded on any market. With respect to the Company’s current biogas focus, there are many other providers that supply and build anaerobic digesters for animal operations. Among some of the more prominent companies are Microgy Co-Generations Systems (a subsidiary of Environmental Power Corp.), RCM Digester Systems, and GHD, Inc. Environmental Services. However, to the best of the Company’s knowledge, none of their systems produce the quality of biogas (in terms of energy content per volume of gas produced) as does the proprietary system the Company employs, nor do they afford its flexibility and operability and maintainability advantages.

The Company’s Whitesides biogas facility was the first agricultural anaerobic digester to be built, and is currently the only operational facility of its kind, in the State of Idaho. Other facilities have been discussed and two dairymen have had federal grants to construct on-farm digesters for over two years, but as yet, ground has not been broken on either one. This gives the Company a substantial lead over any competition within the State. There are numerous digester facilities in operation in other parts of the US, but none are currently operating with the primary purpose of producing and marketing commercial grade natural gas as we can best determine.

The Company believes that the principal competitive factors applicable to all areas of its business are:

•	Exclusive access to proprietary technology

•	Ability to service much larger dairy/beef operations than previously feasible

•	Proximity to major dairy/beef operations (Idaho is the fifth largest dairy state in the US)

•	Advantage of being “first to market” with pipeline quality gas in the US

•	Strong internal technical, management and scientific capabilities

•	Key strategic alliances

•	Breadth of “work for others” services offered

•	Customer service reputation

•	Dependability, technical proficiency and environmental integrity

•	Operational experience

•	Quality of working relationships

Management believes the Company is, and will continue to be, competitive based on these factors.

Description of Properties

The Company’s property and equipment are well maintained, in good operating condition and suitable for the Company’s current and projected needs. Company headquarters are located in Idaho Falls, Idaho in leased office space. Its Idaho Falls CNG gas filling station is also on leased property, as is its Boise, Idaho satellite office. The Company’s Biogas Plant #1 is on leased property in Rupert, Idaho and its Biogas Plant #2 is on leased property in Wendell, Idaho. The Idaho Falls office lease runs through May 2007, the Boise office through March 2007, the CNG station property lease through September 2008, and the Biogas Plant lease through December 2024. The following table sets forth certain information regarding the principal operating facilities/properties owned or leased by the Company.

LOCATION	FUNCTION	SIZE	OWN/LEASE	UTILIZATION

Idaho Falls, Idaho	Corporate Office	5,500 sq. ft.	Lease	100%

Idaho Falls, Idaho	CNG Gas Station	1/4 acre	Lease	100%

Rupert, Idaho	Biogas Plant #1	½ acre	Lease	100%

Wendell, Idaho	Biogas Plant #2	1 acre	Lease	100%

Boise, Idaho	Satellite Office	600 sq. ft.	Lease	100%

Garnet Mineral Rights

The Company had owned rights to precious metals properties in Montana. On September 13, 2004 the Company entered into an agreement with Cordoba Corporation (owner of the surface rights) to attempt to jointly sell the mineral and surface rights. A potential sale in FY 2005 failed to materialize. The Company subsequently divested itself of its interests in these rights on May 3, 2006. Under the terms of the divestiture Agreement, the Company holds a 1st lien on any minerals mined from the property until the amount owed to the Company is paid in full. The proceeds from any such sale of minerals would result in a gain to the Company, as the rights were previously written off as having no value. Such proceeds would be used to provide working capital for current projects and support the ongoing operations of the Company.

Location

These rights are on lands in the Garnet Mining District located in Western Montana approximately fifty miles northeast of Missoula, Montana. The Garnet District occupies the crest of the Garnet Range, and is accessible from Interstate 90 to the south, via a rough road leading from the Bearmouth exit.

From the north, access is via a well-maintained county road leaving Montana State Highway 200 near the Lubrecht Camp exit, five miles east of Potomac.

Legal Proceedings

The Company is not the subject of any pending legal proceedings to the knowledge of management, nor is there any presently contemplated against the Company by any federal, state, or local government agency.

Further, to the knowledge of management, no director or executive officer is a party to any action in which interest is adverse to the Company.

MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Intrepid.

Name	Age	Title

Michael W. Parker	49	Chairman of the Board

D. Lynn Smith	55	Vice Chairman of the Board of Directors

Dr. Dennis D. Keiser	66	Chief Executive Officer and Director

Dr. Jacob D. Dustin	58	President / Chief Operating Officer / Chief Financial Officer / Treasurer and Director

William R. Myers	63	Director

Steven Whitesides	46	Director

Bradley J. Frazee	46	Secretary

Certain biographical information of our directors and officers is set forth below.

Michael W. Parker. Mr. Parker was elected to the Board of Directors in 2005 and was appointed Chairman of the Board on May 23, 2006. Mr. Parker, a shareholder since 2001, is a retired Air Force Lieutenant Colonel and for the past five years has been a self-employed entrepreneur and investor. During his diverse 20-year career he worked in areas ranging form aviation, engineering, special operations and program management. He is a veteran of Operations Desert Shield, Desert Storm (Gulf War I) and Southern Watch. Since his retirement in 2000, he spends his time managing his numerous business interests and traveling between his homes in Lake County, Montana and Bay St. Louis, Mississippi. He has been a shareholder and an enthusiastic and vocal advocate of Intrepid Technology and Resources since our Company’s inception.

D. Lynn Smith. Mr. D. Lynn Smith, a director since 2002 and Vice Chairman of the Board of Directors since May 23, 2006, over thirty years experience as a Certified Public Accountant and partner in Galusha, Higgins & Galusha, P.C, of Idaho Falls, Idaho, a regional public accounting firm. Experience includes audit, tax, individual and business litigation support and individual and business planning with a special emphasis on agriculture and agribusiness.

Dennis D. Keiser. Dr. Keiser has served the Company as a director and Chief Executive Officer since 2002. From 2002 until May 23, 2006, Mr. Keiser also served as President. In 2001, Dr. Keiser was a founder of Western Technology Management, which ultimately merged into the Company. Prior to that he managed a Science and Technology Laboratory for the United States Department of Energy, involved in energy and environmental research and development. Dr. Keiser has corporate Executive experience in science, engineering and business management spanning three decades and has managed large technical and business operations with Fortune 500 companies.

Jacob D. Dustin. Dr. Dustin has served as a director, Vice President, Secretary and Treasurer of the Company since 2002. On May 23, 2006, Mr. Dustin was appointed President and Chief Operating Officer and relinquished his position as Secretary from 1999 to 2000 Bechtel Corporation at the Idaho National Engineering and Environmental Laboratory employed him. From 1995 to 1999, he was an employed by Parsons, an architectural and engineering firm. In 1995, he retired from the United States Air Force with the rank of Colonel. He brings thirty years of experience in operational and engineering leadership positions managing large, diverse groups of engineers, scientists and technicians and programs with annual budgets in excess of $100M.

William R. Myers. Mr. Myers, a director since 2002 has for the past five years been president of Myers Associates International, Inc., which provides technical and management consulting, business development and construction management for domestic and international firms. He has extensive business development and strategic planning background with architectural engineering, research and development, construction, environmental science and startup entrepreneurial firms in both national and international settings.

Steven Whitesides. Mr. Steven Whitesides was invited by the Board of Directors to fill a vacant authorized seat in January 2005 in order to provide critical insight to the Company regarding the dairy business. He has nearly 30 years experience in the operation and management of agricultural businesses ranging from feed mills to dairy and beef operations. He is co-owner and operator of one of the largest and most progressive dairies in the State of Idaho and has a consistent history of demonstrating leadership in the advancement and betterment of the dairy industry as a whole.

Bradley J. Frazee. Mr. Frazee has served as the Company’s Alternative Energy and Biofuels Division Manager since 2002 and was appointed Secretary on May 23, 2006. He brings over 20 years of project and management and operations experience with corporations such as Westinghouse, Lockheed Martin, and Bechtel to the Company. Brad has been instrumental over his career in brining major chemical and nuclear systems through construction and into production.

Directors’ Compensation

During fiscal year 2005, the Board members had no direct compensation through November 2004. In September 2005, the Compensation Committee approved a Director’s Compensation Plan which compensates each director $2,000 per face-to-face meeting (plus reasonable travel expenses) and $250 per formal conference call, or a minimum of $8,000 annually. This compensation is retroactive to December 1, 2004. Mr. Smith also received 200,000 options issued under the 2003 Stock Option Plan on January 13, 2005 at market price value of $0.38 for the additional time he devoted as Chair of the Audit Committee. No other fees were accrued or paid to them.

Code of Ethics

On October 25, 2004, the Board of Directors adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics.

Executive Compensation

The following table shows, for each of the three years ended, compensation awarded or paid to, or earned by the Company’s Chief Executive Officer and its other most highly compensated management employee at June 30, 2006 and the prior two years in all capacities.

SUMMARY COMPENSATION TABLE

	Annual Compensation		Deferred Compensation		All Other Compensation (1)
	Year	Salary	Bonus	Salary	Number of Shares	Market Value

Dr. Dennis D. Keiser(2)	2006	$104,000	-0-	-0-	-0-	-0-
Chairman, Chief Executive Officer and	2005	$99,960	-0-	-0-	-0-	-0-
President (3)	2004	$79,320	-0-	$76,680	$2,000,000	$70,000

Dr. Jacob D. Dustin (43(6))	2006	$104,000	-0-	-0-	-0-	-0-
Vice President, Secretary,	2005	$78,240	-0-	$18,720	$2,000,000	$70,000,000
and Treasurer	2004	$81,120	-0-	-0-	-0-	-0-

Donald J. Kenoyer	2006	$104,000	-0-	-0-	-0-	-0-
Engineering Manager	2005	$99,888	-0-	$9,137	-0-	-0-
	2004	$110,375	-0-	-0-	$1,500,000	$52,500
_______________
(1)	Other Compensation was used in exchange for common shares of equal value and for the merger and engineering evaluation.
(2)
Dennis D. Keiser received Other Compensation as a result of the Iron Mask Mining Company merger with Intrepid and Western Engineering, for 7,293,614 common shares in exchange for shares of equal value from the merging company Iron Mask Mining Company on April 29, 2002, and 187,500 common shares for an engineering evaluation for a market value of $15,000. In fiscal year 2003, he received 1,000,000 common stock options on December 20, 2002, and 50,000 shares of S-8 common stock. In fiscal year 2004, he received 2,000,000 common stock options on January 1, 2004.

(3)	On May 23, 2006, the Board of Directors of Intrepid appointed a new Chairman of the Board of Directors and a new President. Mr. Keiser still currently serves as Chief Executive Officer of Intrepid.
(4)
On May 23, 2006, the Board of Directors of Intrepid appointed Mr. Dustin as President and Chief Operating Officer. In addition, on May 23, 2006, the Board of Directors appointed a new Secretary of Intrepid.

(5)
Jacob D. Dustin received Other Compensation as a result of the Iron Mask Mining Company merger with Intrepid and Western Engineering, for 3,751,001 common shares in exchange for shares of equal value from the merging company Iron Mask Mining Company on April 16, 2002, and 187,500 common shares for an engineering evaluation for a market value of $15,000. In fiscal year 2003, he received 1,000,000 common stock options on December 20, 2002, and 30,000 shares of S-8 common stock. In fiscal year 2004, he received 2,000,000 common stock options on January 1, 2004.

The Company has a stock option plan for the issuance of options; however in fiscal 2004 the officers did not elect to take deferred compensation but was paid a portion of deferred compensation in common stock and options.

Stock Options

The Company, on a discretionary basis, may grant options to its executive officers, and key employees under the 2003 Stock Option Plan. As of June 30, 2006 options to purchase 25,000,000 shares were outstanding with 0 shares remaining available for grant. The following table provides information concerning fiscal year 2006, stock option grants to the Company’s executive officers and key employees.

FISCAL YEAR JUNE 30, 2006 OPTION GRANTS
Name	Number of Securities Underlying Options	Individual Grants Percent of all Options Granted to Employees	Exercise Price	Expires
None

The following table provides information concerning executive officers’ and key employees stock options exercised in 2006, and those remaining outstanding at the end of 2006.

			Unexercisable Options		Value of Unexercised In-the Money (2) Options at FYE
Name	Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
D. Keiser	-0-	-0-	3,000,000	-0-	$94,000	-0-
J. Dustin	-0-	-0-	2,800,000	-0-	$84,400	-0-
D. Kenoyer	-0-	-0-	2,213,700	-0-	$68,758	-0-
B. Frazee	-0-	-0-	4,881,400	-0-	$115,692	-0-

Compensation Committee

The Compensation Committee members are Messrs. Lynn Smith, William Myers, Michael Parker, and Steven Whitesides. They are responsible for developing and making decisions with respect to the Company’s executive compensation policies. For the upcoming fiscal year 2007, the Committee also intends to review and approve the Company’s compensation and benefit plans and continue to administer the key employee and executive officer 2003 Stock Option Plan and 2005 Employee Incentive Plan.

The Company believes that executive compensation should reflect value created for stockholders in furtherance of the Company’s strategic goals. The following objectives are among those utilized by the Compensation Committee:

1. Executive compensation should be meaningfully related to long-term and short-term value created for stockholders.

2. Executive compensation programs should support the long-term and short-term strategic goals and objectives of the Company.

3. Executive compensation programs should reflect and promote the Company’s overall value, business growth and reward individuals for outstanding contributions to the Company.

4. Short and long term executive compensation is critical factors in attracting and retaining well-qualified executives.

Base Salary

The Compensation Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similar companies in the industry. The Compensation Committee also considers (i) the performance of the Company and contributing roles of the individual executive officers, (ii) the particular executive officer’s specific experience and responsibilities, and (iii) the performance of each executive officer, and (iv) it should be noted as indicated in the Summary Compensation Table above that the executive officers received a portion of their salary and the balance was deferred. The base salaries for 2006, were established by the Committee at levels believed to be at or somewhat below competitive amounts paid to executives of companies in the environmental industry with comparable qualifications, experience and responsibilities. During 2006, Dr. Dennis D. Keiser, the Chief Executive Officer of the Company, received a base salary of $104,000, which the Committee believes to be below average for the base salary of chief executive officers with comparable qualifications, experience and responsibilities of other companies in the engineering and mining industry. The base salary of Dr. Jacob D. Dustin was $104,000 and is also below the industry average for his appointment as President and Acting Secretary and Treasurer.

The Company does not provide any retirement, pension, or 401(k) plan for any employees.

Annual Incentives

The bonus program provided for no bonuses in 2006. The Compensation Committee has not yet approved a management bonus plan for 2007.

Long-Term Incentives

The stock option program and employee incentive program are the Company’s long-term incentive plan for executive officers and key employees. The objectives of these programs are to align executive officer compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company’s common stock. In addition, grants of stock options to executive officers and others are intended to retain and motivate executives to improve long-term corporate and stock market performance. Stock options are to be granted at no less than market values on the grant date, and will only have value if the Company’s stock price increases above the grant price.

Audit Committee

The Audit Committee of the Company is responsible for assisting the Board in monitoring the integrity of the financial statements of the Company. Management is responsible for the Company’s internal controls and the financial reporting process. The external auditor’s responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes. As part of its activities, the committee:

1.   reviewed and discussed with management the audited financial statements of the Company;

2.   discussed with the independent auditors the matters required to be communicated under Statement and Auditing Standards No. 61 (Communications with Audit Committees);

3.   received the written disclosures and letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent’s Discussion with Audit Committee); and

4.   discussed with independent auditors their independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements of the Company for the year end of June 30, 2005, be included in the Company’s annual report on Form 10-KSB filed with the Securities and Exchange Commission.

The Audit Committee of the Company, consists of the following members:

•	D. Lynn Smith, Chairman

•	Michael W. Parker

•	William R. Myers

•	Steven Whitesides

Audit Fees

The aggregate fees billed to us by Jones Simkins PC and Eide Bailly LLP (formerly known as Balukoff Lindstrom & Co. PA), for the audit of our financial statements and all amendments for the fiscal years ended June 30, 2006, and 2005, and for reviews of financial statements included in our quarterly reports on Form 10-QSB and amendments thereto, for the fiscal years 2005, and 2004, respectively are shown in the table below:

	Audit Fees		Tax Fees		Consulting or Other Fees
Auditor	2006	2005	2006	2005	2006	2005
Jones Simkins PC	$30,918	$32,303	-0-	-0-	$2,265	-0-
Eide Bailly LLP	$575	$43,173	-0-	-0-	$1,125	-0-

The Audit Committee of the Board of Directors has appointed Jones Simkins PC as independent auditors to audit the financial statements of the Company for the year ended June 30, 2007. Jones Simkins PC has examined the financial statements of the Company for the fiscal years ending June 30, 2006.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of October 25, 2006 concerning: (i) each person who is known by Intrepid to own beneficially more than 5% of Intrepid’s outstanding common stock; (ii) each of Intrepid’s executive officers, directors and key employees; and (iii) all executive officers and directors as a group. common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares of common stock shown.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)

Cornell Capital Partners, LP	5,824,035	2.42%
101 Hudson Street -Suite 3700
Jersey City, New Jersey 07302

Dr. Dennis D. Keiser	10,224,914(2)	4.20%
501 W. Broadway #200
Idaho Falls, Idaho 83402

Dr. Jacob D. Dustin	8,181,000(3)	3.36%
501 W. Broadway #200
Idaho Falls, Idaho 83402

Michael Parker	3,468,500	1.44%
501 W. Broadway #200
Idaho Falls, Idaho 83402

William R. Myers	3,469,192(4)	1.44%
501 W. Broadway #200
Idaho Falls, Idaho 83402

D. Lynn Smith	1,875,000(5)	0.77%
501 W. Broadway #200
Idaho Falls, Idaho 83402

Steven Whitesides	7,101,666	2.95%
501 W. Broadway #200
Idaho Falls, Idaho 83402

Bradley J. Frazer	5,565,391(6)	2.31%
501 W. Broadway #200
Idaho Falls, Idaho 83402

All officers and directors as a group (six (6) individuals)	39,885,664(6)	16.11%

__________________________
(1)
Applicable percentage of ownership is based on 240,218,593 shares of common stock outstanding as of October 25, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of October 25, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 25, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Dr. Keiser’s beneficial shares include 7,202,052 shares of common stock owned by him and his wife and 909,092 owned by his children, and 3,000,000 shares subject to options exercisable within 60 days.
(3)
Dr. Dustin’s beneficial shares include 3,606,001 shares of common stock owned by him and his wife and 1,625,000 owned by his children, and 2,800,000 shares subject to options exercisable within 60 days.

(4)	Includes 3,184,192 shares of common stock owned by Mr. Myers and 285,100 shares subject to option exercisable within 60 days.
(5)	Includes 1,375,000 shares of common stock owned by Mr. Smith and 500,000 shares subject to options exercisable within 60 days.
(6)	Includes 4,881,400 shares of common stock owned by Mr. Frazer and 683,991 shares subject to options exercisable within 60 days.
(7)	Includes 39,885,664 shares of common stock and 7,268,991 shares subject to options exercisable within 60 days.

There are no arrangements or understandings among the entities and individuals referenced above or their respective associates concerning election of directors or other any other matters which may require shareholder approval.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Intrepid Technology & Resources, Inc., common stock is currently listed on the Bulletin Board System under the symbol “IESV.” The common stock began trading in the 1st quarter of 2001. The high for that quarter was $.055 and the low was $.03. The high and low closing sales prices by quarter for the last two fiscal years are shown below. No dividends were paid per common share for any quarter in the last two years:

YEAR 2006	High Bid	Low Bid
First Quarter	0.0621	0.0410
Second Quarter	0.1080	0.0410
Third Quarter	0.0770	0.0435
Fourth Quarter	0.0830	0.0400

YEAR 2005	High Bid	Low Bid
First Quarter	0.0500	0.004
Second Quarter	0.0155	0.035
Third Quarter	0.0760	0.058
Fourth Quarter	0.0610	0.040

YEAR 2004	High Bid	Low Bid
First Quarter	0.1500	0.007
Second Quarter	0.1000	0.020
Third Quarter	0.1200	0.045
Fourth Quarter	0.0950	0.048

As of October 25, 2006, Intrepid had approximately 1,299 shareholders of record.

Dividend Policy

No dividends have ever been declared by the Board of Directors of the Company on its common stock. At the present time the Company does not anticipate paying dividends, cash or otherwise, on it’s common stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors.

Sales of Unregistered Securities

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

On October 20, 2003, the Company redeemed the Debenture for $10,600 (principal, plus 6% interest) in common stock, which totaled 235,555 shares (or $10,600 divided by the value of the Company’s common stock on that day ($0.045)).

On February 25, 2005, the Company issued 15,000 shares of common stock, at $0.64 per share, to a consultant for services rendered.

On March 1, 2005, the Company issued 1,040,000 shares of common stock for total proceeds of $69,200, pursuant to private placements with individual investors. 600,000 of these shares were issued at $0.06 per share, 400,000 of these shares were issued at $0.075 per share and the remaining 40,000 shares were issued at $0.125 per share.

On May 31, 2005, the Company issued 1,500,000 shares of common stock for total proceeds of $105,000 pursuant to a private placement with an individual investor. These shares were issued at $0.07 per share.

On September 20, 2005, the Company issued 1,166,666 shares of common stock for total proceeds of $70,000, pursuant to a private placement with an individual investor. These shares were issued at $0.06 per share.

On November 30, 2005, the Company issued 1,650,000 shares of common stock for total proceeds of $64,350, pursuant to private placements with individual investors. These shares were issued at $0.039 per share.

On December 7, 2005, the Company issued 275,000 shares of common stock for total proceeds of $13,200, pursuant to a private placement with an individual investor. These shares were issued at $0.048 per share.

On January 4, 2006, the Company issued 1,000,000 shares of common stock for total proceeds of $40,000, pursuant to a private placement with an individual investor. These shares were issued at $0.04 per share.

During the past three years, the Company also entered into the following agreements regarding issuance of securities without registration under the Securities Act of 1933:

On October 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the terms of the Standby Equity Distribution Agreement Cornell Capital Partners received $500,000 worth of common stock of the Company as a fee under the Standby Equity Distribution Agreement, which equaled 10,425,532 shares at a price per share of $0.0479.

On January 28, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, whereby the Standby Equity Distribution Agreement, dated October 13, 2004, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners on January 28, 2005.

On March 10, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, whereby the Standby Equity Distribution Agreement, dated January 28, 2005, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners on March 10, 2005. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 99% of, or a 1% discount to, the lowest closing bid price of the common stock during the five consecutive trading period immediately following the notice date. Further, Cornell will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners’ obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $350,000 per weekly advance. The Company may not be able to obtain funds under the Standby Equity Distribution Agreement or obtain sufficient amounts to satisfy the Company’s working capital or other needs. Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on October 13, 2004 under a now-terminated Standby Equity Distribution Agreement.

Intrepid engaged a placement agent to advise the Company in connection with the Standby Equity Distribution Agreement. The placement agent was paid a fee of $10,000 by the issuance of 212,765 shares of Intrepid’s common stock on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement.

On March 10, 2005, the Company and Cornell Capital Partners terminated the Securities Purchase Agreement entered into on October 13, 2004 with Cornell Capital Partners, and the related Convertible Debentures, Security Agreement, Escrow Agreement and Irrevocable Transfer Agent Instructions of even date therewith were terminated.

Upon execution of the Termination Agreement, the Company entered into a new Securities Purchase Agreement with Cornell Capital Partners on March 10, 2005. Pursuant to the Securities Purchase Agreement, the Company issued a new revised convertible debenture to Cornell Capital Partners in the original principal amount of $750,000. Under the terms of the new convertible debenture, the convertible debenture are convertible at the holder’s option any time up to maturity at a fixed conversion price equal to $0.055 (the “ Fixed Price“ ) as opposed to a floating conversion price as set forth in the original October 13, 2004 convertible debenture. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue 350,000,000 shares of Common Stock, $0.005, of which 240,218,593 shares were issued and outstanding at October 25, 2006. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement will be fully paid and non assessable.

Preferred Stock

The Company has no issued or outstanding shares of Preferred Stock.

Convertible Debentures

The Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $750,000 on October 13, 2004. Under the terms of the original agreement, the debentures were convertible at the holder’s option any time up to maturity at a floating conversion price. On March 10, 2005, the Company terminated the original Securities Purchase Agreement and entered into a new Securities Purchase Agreement whereby the debentures are convertible at the holder’s option any time up to maturity at a fixed conversion price equal to $0.055. This fixed price was based upon the market value of the shares at the time of the original Securities Purchase Agreement. The debentures were secured by the assets of the Company. The debentures had a three-year term and accrue interest at 5% per year. At maturity, the debentures were to automatically convert into shares of common stock at a conversion price equal to the Fixed Price. As of April 18, 2006, the principal amount of $750,000 of the convertible debenture had been converted by Cornell Capital Partners into 13,636,364 shares of our common stock, which were previously registered with the Securities and Exchange Commission on the accompanying registration statement on Form SB-2 (Registration No. 333-123258) declared effective on May 2, 2005.

Warrants

The Company issued 5,000,000 warrants to Cornell Capital Partners on December 1, 2005 in exchange for the release of Cornell Capital’s security interest in the assets of the Company. The exercise price is $.055 per share. The warrants were effective on issue and expire five years from the date of issuance, or December 1, 2010.

Options

The 2003 Stock Option Plan

The Company has 25,000,000 stock options authorized by the 2003 Stock Option Plan (the “Plan”). The Company has no options available for issue, and has issued 25,000,000 under the Plan. The options issued will expire five years from the date of issue and were all vested 100% at the date of issue. The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required.

Type of Options: Two types of options may be granted under the Plan:

(1) options intended to qualify as incentive stock options under the Internal Revenue Code, and (2) non-qualified stock options not specifically authorized or qualified for preferential federal income tax consequences. Generally, gains on the stock purchased through the exercise of incentive stock options are taxed to the recipient upon the sale of the stock. Gains in respect of non-qualified stock options are taxed upon the exercise of the option.

Administration

The Plan is administered by the Company’s Compensation Committee, which is comprised of directors who are also eligible to participate the Plan.

Eligibility and Participation

All employees, including employee directors, directors, and consultants of the Company are eligible to participate in the Plan.

Rights as a Stockholder. Except as expressly provided in the Plan, the recipient of an option has no rights as a stockholder (such as voting or dividends) with respect to shares covered by the recipient’s option until the date of issuance of a stock certificate for such shares.

Transferability. During the life of the option holder, any stock option will be exercisable only by the recipient, and will be transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Duration of the Plan. The Plan is effective until all options have been granted under the Plan or ten years from December 6, 2002 the date the Plan was originally started and approved.

Purchase Price. The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required.

Basic Terms of Options. Each option is evidenced by a stock option agreement containing terms and conditions not inconsistent with the provisions of the Plan. The Compensation Committee has discretion to set vesting schedules for options. When vested, options are exercisable in whole or in part upon grant until the option terminates or expires. Vested Non-qualified Stock Options expire within 10 years of grant and terminate 2 months after termination of employment or one year following the death of the holder.

Transfer Agent

Intrepid’s transfer agent is Columbia Stock Transfer Company, P.O. Box 2196, Coeur d’Alene, Idaho 83816-2196, telephone 208-664-3544.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

The laws of the state of Idaho under certain circumstances provide for indemnification of the Company’s Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock . Authorized but unissued shares of common stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company’s management.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended June 30, 2006 and June 30, 2005 have been audited by Jones Simkins P.C. The report of Jones Simkins P.C. included in this prospectus is in reliance upon the authority of this firm as experts in accounting and auditing. The report of Jones Simkins P.C. contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Moffatt Thomas Barrett Rock & Fields, Chartered, US Bank Plaza Bldg, 101 S. Capitol Blvd., 10th Floor, P.O. Box 829, Boise, ID 83701, which has acted as our outside legal counsel in relation to certain, restricted tasks.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

FINANCIAL STATEMENTS

PAGE
FINANCIAL STATEMENTS AS OF JUNE 30, 2006
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet (June 30, 2006)	F-2

Consolidated Statement of Operations (June 30, 2006 and June 30, 2005)	F-3

Consolidated Statement of Stockholders’ Equity (Deficit) (June 30, 2006)	F-4

Consolidated Statement of Cash Flows (June 30, 2006)	F-5

Notes to Consolidated Financial Statements	F-6 - F-13

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and
Board of Directors of
Intrepid Technology and Resources, Inc.

We have audited the accompanying consolidated balance sheets of Intrepid Technology and Resources, Inc., as of June 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intrepid Technology and Resources, Inc., as of June 30, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a loss, has negative working capital, and has negative cash flows from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JONES SIMKINS, P.C.
Logan, Utah
July 28, 2006

INTREPID TECHNOLOGY AND RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and 2005

ASSETS	2006	2005
Current assets:
Cash	$716,203	65,737
Accounts receivable, net	53,252	98,434
Prepaid expenses	66,076	85,639
Bond offering costs	138,896	-
Other assets	2,245	1,600

Total current assets	976,672	251,410

Property, plant, and equipment, net	2,218,392	952,742

Total assets	$3,195,064	1,204,152

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$187,140	148,419
Accrued expenses	271,089	258,627
Related party notes payable	-	60,613
Current portion of long-term debt	556,264	382,948

Total current liabilities	1,014,493	850,607

Long-term debt	-	830,317

Total liabilities	1,014,493	1,680,924

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $1 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $.005 par value; 350,000,000
shares authorized, 230,100,973 and 137,694,025
shares issued and outstanding, respectively	1,150,505	688,470
Additional paid-in capital	9,183,892	4,998,505
Stock subscription receivable	(16,200)	(16,200)
Accumulated deficit	(8,137,626)	(6,147,547)

Total stockholders’ equity (deficit)	2,180,571	(476,772)

Total liabilities and stockholders’ equity (deficit)	$3,195,064	1,204,152

The accompanying notes are an integral part of these financial statements.

INTREPID TECHNOLOGY AND RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2006 and 2005

	2006	2005

Revenues, net	$447,300	399,153
Costs of revenues	377,832	253,319

Gross profit	69,468	145,834

Operating expenses:
General and administrative	1,416,285	1,311,262
Research and development	308,506	230,956

Loss from operations	(1,655,323)	(1,396,384)

Other income (expense):
Interest income	2,169	994
Interest expense	(336,925)	(58,024)
Loss on investment	-	(17,794)

Loss before provision for income taxes	(1,990,079)	(1,471,208)

Provision for income taxes	-	-

Net loss	$(1,990,079)	(1,471,208)

Net loss per common share - basic and diluted	$(0.01)	(0.01)

Weighted average common shares - basic and diluted	171,561,000	128,763,000

The accompanying notes are an integral part of these financial statements

INTREPID TECHNOLOGY AND RESOURCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended June 30, 2006 and 2005

								Total
					Additional	Stock		Stockholders’
	Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)

Balance at July 1, 2004	-	$-	112,216,953	$531,084	$4,253,050	$(51,200)	$(4,676,339)	$56,595

Issuance of common stock for:
Cash	-	-	12,210,562	61,053	533,889	-	-	594,942
Services	-	-	3,322,784	16,614	153,130	-	-	169,744
Stock options exercised	-	-	2,654,000	13,270	22,195	-	-	35,465
Accounts payable and Accrued expenses	-	-	2,401,429	12,007	102,683	-	-	114,690

Issuance of common stock for fees
related to common stock offerings	-	-	10,888,297	54,442	(54,442)	-	-	-

Payments received on stock
subscription receivable	-	-	-	-	-	35,000	-	35,000

Cash paid for common stock offering costs	-	-	-	-	(12,000)	-	-	(12,000)

Common stock cancelled -
treasury stock	-	-	(6,000,000)	-	-	-	-	-

Net loss	-	-	-	-	-	-	(1,471,208)	(1,471,208)

Balance at June 30, 2005	-	-	137,694,025	688,470	4,998,505	(16,200)	(6,147,547)	(476,772)

Issuance of common stock for:
Cash	-	-	73,707,499	368,538	3,315,690	-	-	3,684,228
Services	-	-	2,414,048	12,070	120,522	-	-	132,592
Stock options exercised - for cash	-	-	1,279,874	6,399	8,859	-	-	15,258
Stock options exercised - for
Accrued expenses	-	-	226,743	1,134	3,672	-	-	4,806
Accounts payable and
Accrued expenses	-	-	318,385	1,592	14,610	-	-	16,202
Long - term debt	-	-	14,460,399	72,302	723,020	-	-	795,322

Cash paid for common stock
offering costs	-	-	-	-	(200,750)	-	-	(200,750)

Common stock warrants issued
for interest expense	-	-	-	-	199,764	-	-	199,764

Net loss	-	-	-	-	-	-	(1,990,079)	(1,990,079)

Balance at June 30, 2006	-	$-	230,100,973	$1,150,505	$9,183,892	$(16,200)	$(8,137,626)	$2,180,571

The accompanying notes are an integral part of these financial statements

INTREPID TECHNOLOGY AND RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(1,990,079)	(1,471,208)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock compensation expense	132,592	169,744
Interest expense - common stock warrants	199,764	-
Depreciation	63,515	39,380
Interest expense on debentures	22,226	23,096
Loss on investment	-	17,794
(Increase) decrease in:
Accounts receivable	45,182	96,918
Prepaid expenses	19,563	(85,639)
Other assets	(645)	2,386
Increase (decrease) in:
Accounts payable	41,723	55,535
Accrued expenses	30,468	28,326

Net cash used in operating activities	(1,435,691)	(1,123,668)

Cash flows from investing activities:
Purchases of property and equipment	(1,329,165)	(595,364)

Net cash used in investing activities	(1,329,165)	(595,364)

Cash flows from financing activities:
Proceeds from long-term debt	1,425,566	1,250,000
Payments on long-term debt	(1,309,471)	(253,494)
Bond offering costs	(138,896)	-
Payments on related party notes payable	(60,613)	-
Issuance of common stock	3,699,486	630,407
Common stock offering costs	(200,750)	(12,000)
Payments received from stock subscription receivable	-	35,000

Net cash provided by financing activities	3,415,322	1,649,913

Net increase (decrease) in cash	650,466	(69,119)

Cash, beginning of year	65,737	134,856

Cash, end of year	$716,203	65,737

The accompanying notes are an integral part of these financial statements.

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Intrepid Technology and Resources, Inc. (ITR) and its wholly owned subsidiaries, Western Technology and Management, Inc., (WT&M) and Intrepid Engineering Services, Inc. and WT&M’s wholly owned subsidiaries Idaho Nano Powders, and Virtual Science Services, Inc. (collectively the Company) is a biofuels renewable and alternative energy development and operating company with strengths in engineering and technology. While the Company’s primary source of current revenue has been the sale of engineering services to a variety of clients, it is posturing itself for the primary business purpose of developing, constructing, and operating a portfolio of projects in the Renewable and Alternative Energy sector, with a special emphasis on production of biofuels - particularly, biogas (methane), ethanol, biodiesel and, eventually, hydrogen. The Company’s strategy is to provide the overall technical and integration management for planning, coordinating, developing, operating and implementing such projects. The Company’s initial emphasis is on establishing several geographically dispersed complexes in the Southern Idaho region and then expanding to other locations within Idaho and the Western United States.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable are amounts due on services rendered and are presented net of the allowance for doubtful accounts and are generally unsecured. Accounts receivable are carried at their estimated collectible amounts. Credit is generally extended on a short-term basis; thus accounts receivable do not bear interest although a finance charge may be applied to such receivables that are more than thirty days past due. Accounts receivable are periodically evaluated for collectibility based on past credit history with customers. Provisions for losses on accounts receivable are determined based on loss experience, known and inherent risk in the account balance, current economic conditions, and the financial stability of customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Costs of major renewals or betterments are capitalized over the remaining useful lives of the related assets. Depreciation is computed by using the straight-line method. The cost of property disposed of and related accumulated depreciation is removed from the accounts at the time of disposal, and gain or loss is reflected in operations.

Long-Lived Assets

The Company evaluates its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”. Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made.

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company’s revenues result primarily from contracts, which are substantially short term, with the U.S. Government, commercial customers, state and local governments, or from subcontracts with other contractors engaged in work with such customers. The Company performs under a variety of contracts, some of which provide for reimbursement of costs plus fees, and others, which are fixed-price (typically very short-term) or time-and-materials, type contracts. Revenue and fees on the reimbursement of costs plus fees and time-and-material contracts are using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenues and fees on the fixed price contracts are recognized based on contract deliverables or other milestones accomplished as of the end of the period.

Income Taxes

Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to net operating loss carryforwards.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. Common stock equivalents that could potentially dilute earnings per share are the common stock options.

Stock-Based Compensation

The Company has stock-based employee compensation, which is described more fully in Note 12. The Company accounts for this compensation under the recognition and measurement principles of APB Opinion 25, “Accounting for Stock Issued to Employees”, and related Interpretations, and has adopted the disclosure-only provisions of SFAS 123, “Accounting for Stock-Based Compensation” (see Note 15). Accordingly, no compensation cost to employees has been recognized in the financial statements, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company’s net loss would have been reduced to the pro forma amounts indicated below:

	2006	2005
Net loss as reported	$(1,990,079)	$(1,471,208)
Deduct:
Total stock-based employee compensation expense
determined under fair value based method for all
awards, net of related tax effects	-	(149,456)

Net loss pro forma	$1,990,079)	(1,620,664)

Loss per share:
Basic and diluted - as reported	$(.01)	$(.01)
Basic and diluted - pro forma	$(.01)	$(.01)

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of ITR and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

NOTE 2 - GOING CONCERN

As of June 30, 2006, the Company has incurred a loss, has negative working capital, and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has partially mitigated the Going Concern as a result of entering into the agreement with Cornell Capital as discussed in Note 10 below and Management has engaged an investment banking firm to obtain bond financing under a State of Idaho approved bond inducement resolution to expand operations and production capabilities. While activities continue on schedule for this bond financing, there can be no full assurance that such funds will be available to the Company nor that these efforts will be successful.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	2006	2005

Trade receivables	$53,252	$131,434
Allowance for doubtful accounts	-	(33,000)

	$53,252	$98,434

NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

	2006	2005

Digester plants	$2,198,380	$898,416
Pumping station	64,500	64,500
Computers and software	67,644	43,474
Furniture	17,014	11,983
Vehicles	3,000	3,000
	2,350,538	1,021,373
Less accumulated depreciation	(132,146)	(68,631)

	$2,218,392	$952,742

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

NOTE 5 - RELATED PARTY NOTES PAYABLE

Related party notes payable consists of the following:
	2006	2005
Note payable to a stockholder and officer bearing interest at 10%, due on demand, unsecured.
	$-	$40,288
Note payable to a stockholder and officer bearing interest at 10%, due on demand, unsecured	--	20,325
	$-	60,613

NOTE 6 - LONG-TERM DEBT

	2006	2005
Long-term debt consists of the following:
Convertible note payable to a contractor bearing interest at 7.5%, due on demand, secured by common stock.	$556,264	$30,698

Convertible debenture payable to Cornell Capital Partners, LP bearing interest at 5%, due on May 10, 2008, secured by the assets of the Company. The debenture (all or part) may be converted, at the option of the holder, into common shares not to exceed 4.99% of the outstanding shares of the common stock following such conversion.	-	773,096

Note payable to Cornell Capital Partners, LP bearing interest at 12%, due October 10, 2005, secured by common shares.		300,000

Note payable to a bank in monthly installments of $5,161, including interest at 5.75%, due October 2005, secured by the assets of the Company and personally guaranteed by certain officers of the Company.	-	109,471

	556,264	1,213,265

Less current portion of long-term debt	(556,264)	(382,948)

	$-	830,317

NOTE 7 - OPERATING LEASES

The Company leases a CNG gas filling station in Idaho Falls, Idaho, under a non-cancelable operating lease which expires in September 2009. Rental expense related to this operating lease for the years ended June 30, 2006 and 2005 was approximately $4,000 and $3,000, respectively.

Future minimum lease payments under the non-cancelable lease obligations as of June 30, 2006 are approximately as follows:

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

Year Ending June 30	Amounts

2007	$6,000
2008	6,000
2009	1,000

$13,000

NOTE 8 - INCOME TAXES

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following:

	2006	2005

Federal tax benefit at statutory rate	$(591,000)	$(500,000)
State tax net of federal benefit	(100,000)	-
Change in valuation allowance	691,000	500,000

	$-	$-

Deferred tax assets are as follows:
	2006	2005

Net operating loss carryforwards	$2,077,000	$1,401,000
Research and development credit carryforward	15,000	-
Valuation allowance	(2,092,000)	(1,401,000)

	$-	$-

The Company has net operating loss carryforwards of approximately $6,000,000, which begins to expire in the year 2021. The amount of net operating loss carryforwards that can be used in any one year will be limited by significant changes in the ownership of the Company and by the applicable tax laws which are in effect at the time such carryforwards can be utilized.

NOTE 9 - SUPPLEMENTAL CASH FLOW INFORMATION

Actual amounts paid for interest and income taxes are approximately as follows:

	2006	2005

Interest	$32,000	$28,000

Income taxes	$-	$-

During the year ended June 30, 2006, the Company:

•	Issued 545,128 shares of common stock in exchange for accounts payable and accrued expenses of $21,008.
•	Issued 14,460,399 shares of common stock in exchange for long-term debt of $795,322.

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

During the year ended June 30, 2005, the Company:

•	Issued 2,401,429 shares of common stock in exchange for accounts payable and accrued expenses of $114,690.
•	Acquired $30,698 of property and equipment for a convertible note payable.

NOTE 10 - CAPITAL STOCK

Preferred Stock

The Company’s preferred stock may have such rights, preferences and designations and may be issued in such series as determined by the Board of Directors. No shares were issued and outstanding at June 30, 2006 and 2005.

Standby Equity Distribution Agreement

On March 10, 2005, the Company entered into a new Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners, LP (Cornell). Pursuant to the SEDA, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $25 million. For each share of common stock purchased under the SEDA, Cornell will pay the Company 99% of the lowest closing bid price of the common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date. Cornell will retain 5% of each advance under the SEDA. Cornell also received 10,000,000 shares of the Company’s common stock upon execution of the SEDA as a one time fee. The Company was also required to issue a total of 888,297 common shares to Newbridge Securities Corp. and Howard Salamon as a fee for the execution of the SEDA. The issuance of these shares are accounted for as a cost of the issuance of the shares to be issued under the SEDA.

NOTE 11 - STOCK OPTIONS AND WARRANTS

The Company has adopted a stock option plan (the Plan). Under the Plan, the Company may issue shares of the Company’s common stock or grant options to acquire the Company’s common stock from time to time to employees, directors, officers, consultants or advisors of the Company on the terms and conditions set forth in the Plan.

A schedule of the options and warrants outstanding is as follows:

	Number of		Exercise Price
	Warrants	Options	Per Share
Outstanding at July 1, 2004	-	19,554,417	$.009 - .060
Granted	-	4,100,000	.038 - .040
Exercised	-	(2,709,000)	.010 - .035
Canceled	-	(845,900)	.038

Outstanding at June 30, 2005		20,099,517	.009 - .060
Granted	5,000,000	-	.055
Exercised	-	(1,506,617)	.009 - .035
Canceled	-	(217,800)	.035 - .060

Outstanding at June 30, 2006	5,000,000	18,375,100	$.010 - .055

NOTE 12 - STOCK BASED COMPENSATION

The fair value of each option and warrant granted during 2006 and 2005 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

	2006	2005
Expected dividend yield	-	-
Expected stock price volatility	150%	161%
Risk-free interest rate	5%	4%
Expected life of options or warrants	5 years	5 years

The weighted average fair value of each option granted during 2006 and 2005 was approximately $.04 and $.04, respectively.

The following table summarizes information about common stock options and warrants outstanding at June 30, 2006:

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$.010	5,271,000	2.5	.01	5,271,000	$.01
.035 - .040	13,104,100	3.7	.04	13,104,100.04
.055	5,000,000	5.4	.06	5,000,000.06

$.010-.040	23,375,100	3.8	.03	23,375,100.03

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, receivables, payables, and notes payable. The carrying amount of these items approximates fair value because of their short-term nature and the notes payable bear interest at market interest rates.

NOTE 14 - SALES TO MAJOR CUSTOMERS

The Company had revenues from major customers during the years ended June 30, 2006 and 2005, which exceeded ten percent of total revenues approximately as follows:

INTREPID TECHNOLOGY AND RESOURCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006 and 2005

	2006	2005

Company A	208,000	-
Company B	108,000	-
Company C	74,000	-
Company D	-	171,000
Company E	-	100,000

NOTE 15 - RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (R), “Accounting for Stock Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This revised statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods and services, including the grant of stock options to employees and directors. The Statement is effective for the Company beginning July 1, 2006, and will require the Company to recognize compensation cost based on the grant date fair value of the equity instruments its awards. The Company currently accounts for those instruments under the recognition and measurement principles of APB Opinion 25, including the disclosure-only provisions of the original SFAS 123. Accordingly, no compensation cost from issuing equity instruments to employees has been recognized in the Company’s financial statements. The Company estimates that the required adoption of SFAS 123 (R) will not have a negative impact on its consolidated financial statements.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Intrepid Technology & Resources, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

_________________

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐	except the common stock offered by this prospectus;
☐	in any jurisdiction in which the offer or solicitation is not authorized;
☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
☐	to any person to whom it is unlawful to make the offer or solicitation; or
☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.
The delivery of this prospectus or any accompanying sale does not imply that:
☐	there have been no changes in the affairs of Intrepid Technology & Resources, Inc. after the date of this Prospectus; or
☐	the information contained in this Prospectus is correct after the date of this Prospectus.

_________________

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

PROSPECTUS

108,449,745 Shares of Common Stock

INTREPID TECHNOLOGY & RESOURCES, INC.

__________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The laws of the state of Idaho under certain circumstances provide for indemnification of the Company’s Officers, Directors and controlling persons against liabilities which they may incur in such capacities.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and have not been adjudged liable for negligence or misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The Company’s Articles of Incorporation and Bylaws do not contain any provisions for indemnification as described above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Intrepid will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$657.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$16,843.00

TOTAL	$85,000.00

ITEM 26. SALES OF UNREGISTERED SECURITIES

During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

On October 20, 2003, the Company redeemed the Debenture for $10,600 (principal, plus 6% interest) in common stock, which totaled 235,555 shares (or $10,600 divided by the value of the Company’s common stock on that day ($0.045)).

On February 25, 2005, the Company issued 15,000 shares of common stock, at $0.64 per share, to a consultant for services rendered.

On March 1, 2005, the Company issued 1,040,000 shares of common stock for total proceeds of $69,200, pursuant to private placements with individual investors. 600,000 of these shares were issued at $0.06 per share, 400,000 of these shares were issued at $0.075 per share and the remaining 40,000 shares were issued at $0.125 per share.

On May 31, 2005, the Company issued 1,500,000 shares of common stock for total proceeds of $105,000 pursuant to a private placement with an individual investor. These shares were issued at $0.07 per share.

On September 20, 2005, the Company issued 1,166,666 shares of common stock for total proceeds of $70,000, pursuant to a private placement with an individual investor. These shares were issued at $0.06 per share.

On November 30, 2005, the Company issued 1,650,000 shares of common stock for total proceeds of $64,350, pursuant to private placements with individual investors. These shares were issued at $0.039 per share.

On December 7, 2005, the Company issued 275,000 shares of common stock for total proceeds of $13,200, pursuant to a private placement with an individual investor. These shares were issued at $0.048 per share.

On January 4, 2006, the Company issued 1,000,000 shares of common stock for total proceeds of $40,000, pursuant to a private placement with an individual investor. These shares were issued at $0.04 per share.

During the past three years, the Company also entered into the following agreements regarding issuance of securities without registration under the Securities Act of 1933:

On October 13, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the terms of the Standby Equity Distribution Agreement Cornell Capital Partners received $500,000 worth of common stock of the Company as a fee under the Standby Equity Distribution Agreement, which equaled 10,425,532 shares at a price per share of $0.0479.

On January 28, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, whereby the Standby Equity Distribution Agreement, dated October 13, 2004, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners on January 28, 2005.

On March 10, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners, whereby the Standby Equity Distribution Agreement, dated January 28, 2005, and related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners on March 10, 2005. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 99% of, or a 1% discount to, the lowest closing bid price of the common stock during the five consecutive trading period immediately following the notice date. Further, Cornell will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners’ obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $350,000 per weekly advance. The Company may not be able to obtain funds under the Standby Equity Distribution Agreement or obtain sufficient amounts to satisfy the Company’s working capital or other needs. Cornell Capital Partners received a one-time commitment fee in the form of 10,425,532 shares of common stock in the amount of $500,000 on October 13, 2004 under a now-terminated Standby Equity Distribution Agreement.

Intrepid engaged a placement agent to advise the Company in connection with the Standby Equity Distribution Agreement. The placement agent was paid a fee of $10,000 by the issuance of 212,765 shares of Intrepid’s common stock on December 6, 2004, under a now-terminated Standby Equity Distribution Agreement.

On March 10, 2005, the Company and Cornell Capital Partners terminated the Securities Purchase Agreement entered into on October 13, 2004 with Cornell Capital Partners, and the related Convertible Debentures, Security Agreement, Escrow Agreement and Irrevocable Transfer Agent Instructions of even date therewith were terminated.

Upon execution of the Termination Agreement, the Company entered into a new Securities Purchase Agreement with Cornell Capital Partners on March 10, 2005. Pursuant to the Securities Purchase Agreement, the Company also entered into a new revised Convertible Debenture Agreement with Cornell Capital Partners in the original principal amount of $750,000. Under the terms of the original October 13, 2004 Convertible Debenture Agreement, the debentures were convertible at the holder’s option any time up to maturity at a floating conversion price. Under the terms of the new Agreement, the debentures are convertible at the holder’s option any time up to maturity at a fixed conversion price equal to $0.055 (the “ Fixed Price“). The fixed price was based on the market value of the shares at the time the original Agreement was entered into. The debentures are secured by the assets of the Company. The debentures have a three-year term and accrue interest at 5% per year. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

ITEM 26. EXHIBITS

Exhibit No.	Description of Exhibit

3.1(1)	Articles of Incorporation

3.2(1)	By-Laws

3.3(1)	Amended Articles of Incorporation

3.4(2)	Articles of Amendment to Articles of Incorporation

3.5(3)	Code of Ethics

5.1(9)	Opinion of Counsel

10.1(4)	Termination Agreement, dated March 10, 2005, related to the Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated January 28, 2005

10.2(5)	Termination Agreement, dated January 28, 2005, related to the Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated October 13, 2005

10.3(4)	Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated March 10, 2005

10.4(4)	Registration Rights Agreement with Cornell Capital Partners, LP related to the Standby Equity Distribution dated March 10, 2005

10.5(4)	Placement Agent Agreement with Newbridge Securities Corporation, related to the Standby Equity Distribution dated March 10, 2005

10.6(6)	Securities Purchase Agreement with Cornell Capital Partners, LP dated October 13, 2005

10.7(7)	Amendment to Securities Purchase Agreement with Cornell Capital Partners, LP dated December 8, 2004

10.8(6)	Investor Registration Rights Agreement dated as of October 13, 2005 between the Company and Cornell Capital Partners, LP

Exhibit No.	Description of Exhibit

10.9(5)
Termination Agreement dated as of January 28, 2005 between the Company and Cornell Capital Partners, LP relating to the Investor Registration Rights Agreement dated as of October 13, 2005 between the Company and Cornell Capital Partners, LP

10.10(4)
Termination Agreement dated as of March 10, 2005 between the Company and Cornell Capital Partners, LP relating to the Securities Purchase Agreement and related transaction documents entered into on October 13, 2004

10.11(4)	Securities Purchase Agreement with Cornell Capital Partners, LP dated March 10, 2005

10.12(4)	Security Agreement with Cornell Capital Partners, LP dated March 10, 2005

10.13(4)	Investor Registration Rights Agreement dated as of March 10, 2005 between the Company and Cornell Capital Partners, LP

10.14(4)	Secured Convertible Debenture issued to Cornell Capital Partners, LP on March 10, 2005

10.15(10)	Escrow Agreement, dated August 9, 2006 by and between the Company, Cornell Capital Partners, LP and Anslow & Jaclin.

23.1(9)	Consent of Jones Simkins, P.C.

23.2(8)	Consent Moffatt Thomas Barrett Rock & Fields, Chartered

_________________________
(1)	Incorporated by reference from Registrant’s Form 10SB Registration filed on March 22, 2000.
(2)	Incorporated by reference from Registrant’s Form SB-2 filed on March 11, 2005.
(3)	Incorporated by reference from Registrant’s Definitive Schedule 14A filed on November 8, 2004.
(4)	Incorporated by reference from Registrant’s Form 8-K filed on March 10, 2005.
(5)	Incorporated by reference from Registrant’s Form 8-K filed on January 28, 2005.
(6)	Incorporated by reference from Registrant’s Form 8-K filed on October 19, 2004.
(7)	Incorporated by reference from Registrant’s Form 8-K filed on December 13, 2004.
(8)	Included in Exhibit 5.1.
(9)	Provided herewith.
(10)	Incorporated by reference from Registrant’s Form SB-2/A filed on August 16, 2006

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

 (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on November 1, 2006

Date: November 1, 2006	INTREPID TECHNOLOGY &
RESOURCES, INC.

By: /s/ Dr. Dennis D. Keiser
Name: Dr. Dennis D. Keiser
Title: Chief Executive Officer,
incipal Executive Officer and Director

By: /s/ Dr. Jacob D. Dustin
Name: Dr. Jacob D. Dustin
Title: President, Chief Financial Officer,
Principal Accounting Officer, Treasurer and Director

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Dennis D. Keiser	Chief Executive Officer and	November 1, 2006
Dr. Dennis D. Keiser	Director

/s/ Dr. Jacob D. Dustin	President,	November 1, 2006
Dr. Jacob D. Dustin	Chief Financial Officer,
(Principal Accounting Officer), Treasurer and Director

/s/ Michael W. Parker	Chairman, Director	November 1, 2006
Michael W. Parker

/s/ William R. Myers	Director	November 1, 2006
William R. Myers

/s/ D. Lynn Smith	Director	November 1, 2006
D. Lynn Smith

/s/ Steven Whitesides	Director	November 1, 2006
Steven Whitesides